Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

March 2, 2015

between

SPRINGLEAF HOLDINGS, INC.

and

CITIFINANCIAL CREDIT COMPANY

relating to the purchase and sale

of

100% of the Common Stock

of

OneMain Financial Holdings, Inc.

i

		PAGE

Section 13.10.	Severability	80
Section 13.11.	Disclosure Schedules	80
Section 13.12.	Specific Performance	80

EXHIBITS

Exhibit A-1                                  Form of Transition Services Agreement

Exhibit A-2                                  Form of Reverse Transition Services Agreements

Exhibit B                                             Form of Symphony Joint Ownership Agreement

Exhibit C                                             Form of CAS Agreements

Exhibit D                                             Illustrative Closing Balance Sheet

Exhibit E                                              Form of Software License Agreement

SCHEDULES

Seller Disclosure Schedule

Buyer Disclosure Schedule

v

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of March 2, 2015 between Springleaf Holdings, Inc., a Delaware corporation (“Buyer”), and CitiFinancial Credit Company, a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of the Shares (as defined below); and

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                          Definitions.  (a) As used herein, the following terms have the following meanings:

“Accounting Policies” means the accounting policies and practices used in the preparation of the Balance Sheet, including those accounting policies and practices set forth on Section 1.01(a)-1 of the Seller Disclosure Schedule.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Seller or any of its Affiliates (other than the Company and its Subsidiaries) unless otherwise expressly provided herein.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated statement of financial position of the Company and its Subsidiaries as of September 30, 2014.

“Balance Sheet Date” means September 30, 2014.

“Base Stockholders Equity” means $1,944,000,000.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and any employment, consulting, deferred compensation, change in control, severance, termination, employee benefit, retention, bonus, pension, retirement, welfare, incentive compensation, stock or stock-based compensation, stock purchase, stock appreciation, fringe benefit, vacation or other similar agreement, plan, program or arrangement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to Seller.

“CAS Agreements” means (i) the Group Insurance Sales and Services Agreement among CitiFinancial Canada, Inc., CitiFinancial Canada East Corporation, Triton Insurance Company and American Health and Life Insurance Company, (ii) the Master Services Agreement between Supplier and Citibank, N.A., (iii) the Work Order for Base Benefits Program between Supplier and the Citi entity party thereto and (iv) and the Work Order for Citi Brands and Retail Cards Debt Protection Programs between Supplier and the Citi entity party thereto, in each case in the form attached hereto as Exhibit C.

“Citi Group” means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Citigroup Inc. is the common parent.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company”  means OneMain Financial Holdings, Inc., a Delaware corporation.

“Company Employee” means any current or former employee of the Company or any of its Subsidiaries, and for purposes of Article 9, means each employee who is employed by the Company or any of its Subsidiaries immediately prior to the Closing and who remains employed immediately after the Closing by the Company or any of its Subsidiaries.

“Company Plan” means each Seller Plan that is sponsored, maintained, provided or contributed to by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 22, 2014 between Buyer and Citigroup Inc.

“Environmental Laws” means any Applicable Law that has as its principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Fortress Fund” means any entity that becomes a Fortress Fund in accordance with the definition thereof after the date that is thirty (30) days prior to the Closing Date.

“Excluded Subsidiaries” means OneMain Financial (HI), Inc., a Hawaii corporation, OneMain Financial, Inc., a West Virginia corporation, OneMain Financial Services, Inc., a Minnesota corporation, Triton Insurance Company, a Texas corporation, and American Health and Life Insurance Company, a Texas corporation.

“Final Determination” means, with respect to any Tax matter, (i) any final determination in respect of any Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD, (ii) the payment of Tax by Buyer, Seller or any of their affiliates, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided that such responsible party determines that no action should be taken to recoup such payment and the other party consents, which consent shall not be unreasonably withheld, or (iii) a good faith determination by the applicable Person’s tax return preparation firm that there is not a “reasonable basis,” within the meaning of Section 6694(a)(2) of the Code (or any comparable standard under state or local law), for a position contrary to such Tax matter.

“FIG” means Fortress Investment Group LLC.

“Fortress Feeder Fund” means any investment entity (x) whose organization was sponsored by Citigroup Inc. or any Majority Entity or in which Citigroup Inc. or any Majority Entity materially participated and (y) that was formed with a principal purpose of facilitating investments by customers of Citigroup Inc. or any Majority Entity in FIG or a Fortress Fund (other than an Excluded Fortress Fund).

“Fortress Fund” means any Investment Fund controlled (as such term is defined in the definition of “Affiliate”) by FIG (or an Affiliate of FIG) and that is listed on Section 4.06 of the Buyer Disclosure Schedule, as the same may be updated from time to time by Buyer, subject to Section 8.02(b)(ii).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Contract” means each insurance or reinsurance policy, certificate, binder, slip, agreement, undertaking, contract, treaty or similar instrument, and all riders, endorsements and amendments thereto issued or assumed by the Company or any of its Subsidiaries that is an insurance company.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, Internet domain names, logos, slogans, invention, patent, trade secret, copyright, and know-how (including any registrations or applications for registration of any of the foregoing).

“Investment Fund” means any venture capital fund, private equity fund, hedge fund, real estate fund, credit fund, patent fund, insurance fund, Japan fund, Asia fund, macro fund, fund of funds, mortgage fund, Italian NPL fund, publicly traded capital vehicle, externally managed public company, or similar pooled or collective investment vehicle that (subject to securities law limitations) is generally open for investment to persons unrelated to the sponsor or manager of such entity.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means, to the actual knowledge of the individuals set forth on Section 1.01(a)-1 of the Buyer Disclosure Schedule, after having completed the procedures set forth on Section 1.01(a)-2 of the Buyer Disclosure Schedule.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means, (i) for all purposes of this Agreement other than Section 3.19(c), to the actual knowledge of the individuals set forth on Section 1.01(a)-2 of the Seller Disclosure Schedule and (ii) for purposes of Section 3.19(c), to the actual knowledge of the individuals set forth on Section 1.01(a)-3 of the Seller Disclosure Schedule, after having completed the procedures set forth on Section 1.01(a)-4 of the Seller Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Loan” means a loan, line of credit or sales finance account.

“Material Adverse Effect” means any event, fact, circumstance, development, change or effect, individually or in the aggregate, that has or is reasonably expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (ii) changes in general economic, political, regulatory or social conditions in the United States, including changes in the financial, banking, currency, capital or credit markets in the United States, (iii) changes (including changes of Applicable Law) or conditions generally affecting any industry in which the Company and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism or natural disasters, (v) any failure to meet any estimates, expectations or projections or to enter into any financing arrangements or obtain any financing on any particular terms or at all, (vi) any downgrade in rating of any debt or debt securities, (vii) changes in prevailing interest rates or in the availability of financing generally, (viii) the announcement or consummation of the transactions contemplated by this Agreement, (ix) any action taken (or omitted to be taken) at the request of Buyer or (x) any action taken by Seller or any of its Affiliates (including the Company and its Subsidiaries) that is required or expressly contemplated by this Agreement.

“Majority Entity” means any entity with respect to which Citigroup Inc., directly or through its wholly owned Subsidiaries, (i) owns more than 50% of such entity’s outstanding voting interests and (ii) is a manager or general partner or has at least one nominee or designee on the board of directors or equivalent governing body.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Note” means, with respect to a Loan, a promissory note or notes or other evidence of indebtedness with respect to such Loan, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Obligor” means, with respect to a Loan, the Person who owes payments under such Loan.

“Participant” means any current or former officer, employee, director, independent contractor or consultant of the Company or of its Subsidiaries, and for purposes of Section 5.01, includes any employee listed on Section 9.02 of the Seller Disclosure Schedule.

“Permitted Liens” means (i) Liens disclosed on Section 1.01(b) of the Seller Disclosure Schedule; (ii) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto; (iii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith; (iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; (v) Liens incurred in the ordinary course of business since the Balance Sheet Date; or (vi) other Liens which would not have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Procedure Retest Date” means the tenth day preceding the Closing Date.

“Reverse Transition Services Agreements” means the transition services agreements between the Company and Seller and the Company and CitiFinancial Canada, respectively, in the form attached hereto as Exhibit A-2.

“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Seller Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations defined in Section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.

“Seller Plan” means each Benefit Plan that is sponsored, maintained, provided or contributed to by Seller or by any ERISA Affiliate of Seller, in each case on behalf of a Participant.

“Shares” means all of the outstanding shares of Common Stock.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Software License Agreement” means the agreement in the form attached hereto as Exhibit E.

“Symphony Joint Ownership Agreement” means the agreement in the form attached hereto as Exhibit B.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever, (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for payment of any amount of the type described in the immediately preceding clause (i) as a transferee or successor, arising under a Tax Sharing Agreement, or as a result of the Company or the Subsidiaries being a member of an affiliated, consolidated or combined group with any other Person.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law (including, without limitation, pursuant to Section 163(e)(3) or Section 163(j) of the Code).

“Tax Returns” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes.

“Tax Sharing Agreement” means any Tax indemnity, Tax sharing, Tax allocation agreement, or other contract, obligation, or agreement entered into prior to the Closing to pay the Taxes of another Person or with respect to the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company or any of its Subsidiaries.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Reverse Transition Services Agreements, the Symphony Joint Ownership Agreement, the Software License Agreement and the CAS Agreements.

“Transition Services Agreement” means a transition services agreement between the Company and Seller in the form attached hereto as Exhibit A-1.

(b)                       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
336(e) Agreement	8.01(b)
5% Ownership Event	8.02(a)
Agreement	Preamble
Allocation Statement	8.01(b)
Alternative Arrangements	7.09(a)(iii)
Antitrust Action	Section 7.01(d)
Applicable Subsidiary	8.01(b)
Assumed FSA Balance	9.04(c)
Available Funds	Section 4.05
Buyer	Preamble
Buyer Breach	11.02(b)(i)
Buyer FSA	9.04(c)
Buyer Transaction Expenses	Section 4.05
CFS Customers	Section 7.10(d)
Citi Marks	6.01
CitiFinancial Restricted Persons	7.07(a)(ii)
Citigroup Tax Sharing Agreement	Section 8.07
Closing	2.02
Closing Balance Sheet	2.04(a)

Closing Repayable Debt	2.04(a)
Closing Stockholders Equity	2.04(a)
Company Loans	3.14(a)
Company Securities	3.05(b)
Company Unit Licenses	Section 7.11(c)
Competitive CitiFinancial Canada Business	7.08(a)(i)
Competitive OneMain Business	7.07(a)(i)
Current Representation	6.02(a)
Customer Data	Section 7.10(a)
Damages	11.02(a)
Delayed Assets	7.09(b)
De Minimis Amount	11.02(a)(i)
Designated Person	6.02(a)
Detriment Limit	Section 7.01(d)
Dispute Notice	8.01(d)(ii)
Election Statement	8.01(b)
Estimated Closing Balance Sheet	2.03(a)
Estimated Closing Repayable Debt	2.03(a)(iii)
Estimated Closing Stockholders Equity	2.03(a)(i)
Estimated Purchase Price	2.03(a)(ii)
Estimated Total Closing Payment	2.03(a)(iv)
Final Total Closing Payment	2.05(a)
Final Closing Stockholders Equity	2.05(a)
Final Closing Repayable Debt	2.05(a)
Fundamental Representation	11.01
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Independent Accounting Firm	2.04(c)
Insurance Entity	3.15(c)
Liquidation	Section 8.02(e)
Loan Documents	6.01
Modified Closing	7.09(a)
OneMain Restricted Persons	7.08(a)(ii)
Payoff Amount	7.02(b)
Payoff Letter	7.02(b)

Post-Closing Representation	6.02(a)
Potential Contributor	11.06
Price Allocation	8.01(b)
Purchase Price	2.01(a)
Regulatory Laws	Section 7.01(e)
Reinsurance Agreements	3.15(e)
Related Person Event	Section 8.02(d)
Representative	5.02
Section 336(e) Election	8.01(b)
Section 338(h)(10) Election	Section 8.01(b)
Seller	Preamble
Seller Breach	11.02(a)(i)
Seller Enterprise Contracts	Section 7.11(c)
Seller FSA	9.04(c)
Seller Guarantee	6.03(a)
State Regulatory Approvals Condition	10.01(c)
Straddle Period Returns	8.01(c)
Straddle Period Indemnification Statement	8.01(d)(ii)
Subsidiary Securities	3.07(b)
Tax Contest	8.06(d)
Tax Loss	8.06(a)
Tax Referee	8.01(b)
Termination Date	Section 7.01(d)
Termination Fee	Section 12.02(b)
Third Party Claim	11.03(a)
Total Closing Payment	2.01(b)
TRIP	9.04(d)

Section 1.02.                          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

Section 2.01.                          Purchase and Sale.  (a)  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase, the Shares at the Closing.  The purchase price for the Shares (the “Purchase Price”) shall be equal to the sum of (i) $4,250,000,000 plus (ii) the amount by which Closing Stockholders Equity exceeds Base Stockholders Equity (or minus the amount by which Base Stockholders Equity exceeds Closing Stockholders Equity).

(b)                       In addition, at the Closing, Buyer agrees to pay to Seller the amount of Closing Repayable Debt, which payment shall be used to settle and pay in full such Closing Repayable Debt.  The sum of the Purchase Price plus the amount of Closing Repayable Debt is referred to as the “Total Closing Payment.”

(c)                        The Total Closing Payment shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in Section 2.05.

Section 2.02.                          Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree.  At the Closing:

(a)                       Buyer shall deliver to Seller the Estimated Total Closing Payment in immediately available funds by wire transfer to an account of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date;

(b)                       Seller shall deliver or cause to be delivered to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(c)                        Seller shall deliver or cause to be delivered to Buyer a statement certifying that Seller is not a foreign person, substantially in the form of the applicable sample certificate set forth in Treasury Regulations § 1.1445-2(b)(2)(iv); and

(d)                       Buyer, Seller and the Company shall, or shall cause their applicable Affiliates to, enter into each other Transaction Agreement that has not been entered into prior to the Closing Date.

Section 2.03.                          Determination of Total Estimated Closing Payment.  (a) No later than two Business Days prior to the date on which the Closing is scheduled to occur, Seller shall deliver to Buyer a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with the Accounting Policies, and a schedule based on such Estimated Closing Balance Sheet setting forth:

(i)             Seller’s calculation of Closing Stockholders Equity (“Estimated Closing Stockholders Equity”);

(ii)          Seller’s calculation of the Purchase Price based on Estimated Closing Stockholders Equity and otherwise in accordance with the calculation of Purchase Price set forth in Section 2.01 (the “Estimated Purchase Price”);

(iii)       Seller’s calculation of Closing Repayable Debt (“Estimated Closing Repayable Debt”); and

(iv)      Seller’s calculation of the Total Closing Payment, which shall equal the sum of the Estimated Purchase Price plus Estimated Closing Repayable Debt (the “Estimated Total Closing Payment”).

Section 2.04.                          Closing Balance Sheet.  (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer the Closing Balance Sheet and a schedule based on such Closing Balance Sheet setting forth Seller’s calculation of (i) Closing Stockholders Equity, (ii) the Purchase Price, (iii) Closing Repayable Debt

and (iv) the Total Closing Payment.  The Closing Balance Sheet (the “Closing Balance Sheet”) shall (x) present the consolidated financial position of the Company and its Subsidiaries as at the close of business on the Closing Date on a basis consistent with the Balance Sheet, (y) include line items substantially consistent with those in the Balance Sheet and the illustrative Closing Balance Sheet attached as Exhibit D and (z) be prepared in accordance with accounting policies and practices consistent with the Accounting Policies.  “Closing Stockholders Equity” means the amount, as shown on the Closing Balance Sheet, of consolidated stockholder’s equity of the Company and its Subsidiaries.  “Closing Repayable Debt” means the amount, as shown on the Closing Balance Sheet, of the related party debt of the Company and its Subsidiaries (not including debt held by any Affiliate of Seller as a syndicate participant with other lenders in any third-party credit facility).

(b)                       If Buyer disagrees with Seller’s calculation of Closing Stockholders Equity or Closing Repayable Debt delivered pursuant to Section 2.04(a), Buyer may, within 30 days after delivery of the documents referred to in Section 2.04(a), deliver a notice to Seller disagreeing with such calculation and which specifies Buyer’s calculation of such amount or amounts and, in reasonable detail, Buyer’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Stockholders Equity and Closing Repayable Debt delivered pursuant to Section 2.04(a).

(c)                        If a notice of disagreement shall be duly delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the 15 days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Stockholders Equity and Closing Repayable Debt, as applicable, each of which amount shall not be more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.04(a) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.04(b).  If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter cause a firm of independent accountants (the “Independent Accounting Firm”) of nationally recognized standing reasonably satisfactory to Buyer and Seller promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Stockholders Equity and Closing Repayable Debt, as applicable.  In making such calculation, the Independent Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet or Seller’s calculation of Closing Stockholders Equity and Closing Repayable Debt, as applicable, as to which Buyer has disagreed.  The Independent Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne (i) by Seller if the difference between the Final Total Closing Payment and the Estimated Total Closing Payment is greater than the difference between the Final Total Closing Payment and the Total Closing Payment based on Buyer’s calculation of Closing Stockholders Equity and Closing Repayable Debt delivered pursuant to Section 2.04(b), (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

(d)                       Buyer and Seller agree that they will and, in the case of Buyer, will cause the Company and its Subsidiaries to, (i) cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholders Equity and Closing Repayable Debt, including the making available to the extent necessary of books, records, work papers and personnel and (ii) cause their respective independent accountants to assist, as appropriate, in the foregoing.

(e)                        Notwithstanding anything to the contrary in this Agreement, the calculations to be made pursuant to this Section 2.04, and the purchase price adjustment to be made pursuant to this Section 2.04, in respect of Closing Stockholders Equity is only meant to reflect changes in stockholders equity of the Company and its Subsidiaries from the Balance Sheet Date to the date of the Closing Balance Sheet as determined in accordance with the Accounting Principles.  Neither Section 2.04 nor Section 2.05 is intended to be used to adjust for claims that may be made with respect to the Balance Sheet or any inconsistencies between the Balance Sheet or the Accounting Policies, on the one hand, and GAAP, on the other, for which Article 11 shall be the sole and exclusive remedy.

Section 2.05.                          Adjustment of Purchase Price.  (a) If the Estimated Total Closing Payment exceeds the Final Total Closing Payment, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.05(b), the amount of such excess.  If the Final Total Closing Payment exceeds the Estimated Total Closing Payment, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.05(b), the amount of such excess.  “Final Total Closing Payment” means the Total Closing Payment based on Final Closing Stockholders Equity and Final Closing Repayable Debt.  “Final Closing Stockholders Equity” and “Final Closing Repayable Debt” mean Closing Stockholders Equity and Closing Repayable Debt, respectively, (i) as shown in Seller’s calculation delivered pursuant to Section 2.04(a), if no notice of disagreement with respect thereto is duly and timely delivered pursuant to Section 2.04(b); or (ii) if such a notice of disagreement is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.04(c) or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.04(c); provided that in no event shall Final Closing Stockholders Equity or Final Closing

Repayable Debt be more than Seller’s calculation of Closing Stockholders Equity or Closing Repayable Debt, as the case may be, delivered pursuant to Section 2.04(a) or less than Buyer’s calculation of Closing Stockholders Equity or Closing Repayable Debt, as the case may be, delivered pursuant to Section 2.04(b).

(b)                       Any payment pursuant to Section 2.05(a) shall be made at a mutually convenient time and place within 10 days after the Final Total Closing Payment has been determined by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to this Section 2.05 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.06.                          Withholding.  Notwithstanding any other provision of this Agreement, Buyer and Seller shall each be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax law.  Any amounts so withheld shall be paid over to the appropriate Taxing Authority.  To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Buyer shall notify Seller, and Seller shall notify Buyer, as the case may be, as soon as reasonably practicable (but in any event shall use commercially reasonable efforts to so notify no less than ten Business Days prior to the Closing or other time for payment, as applicable) if Buyer or Seller, as applicable, determines that any deduction or withholding will be required; provided that no failure of either party to so notify the other shall affect the first party’s authority to withhold any amounts otherwise permitted to be withheld under this Section 2.06.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer that:

Section 3.01.                          Corporate Existence and Power.  Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect.

Section 3.02.                          Corporate Authorization.  The execution, delivery and performance by Seller or the applicable Affiliate of Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Person’s corporate or similar organizational powers and have been duly authorized by all necessary corporate or similar organizational action on the part of such Person.  This Agreement constitutes a valid and binding agreement of Seller and each other Transaction Agreement will constitute a valid and binding agreement of Seller or the applicable Affiliate of Seller when executed and delivered by such Person.

Section 3.03.                          Governmental Authorization.  The execution, delivery and performance by Seller or the applicable Affiliate of Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act; (iii) the filing of applications and notices with, and receipt of approvals, licenses or consents from, applicable state regulatory authorities governing consumer lending and insurance in the various states in which the Company or any of its Subsidiaries operates; and (iv) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

Section 3.04.                          Noncontravention.  The execution, delivery and performance by Seller or the applicable Affiliate of Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of such Person or the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the

Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens with such exceptions, in the case of each of clauses (ii) through (iv), as would not have a Material Adverse Effect.

Section 3.05.                          Capitalization.  (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock.

(b)                       All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or Seller, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Section 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06.                          Ownership of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

Section 3.07.                          Subsidiaries.  (a)  Each Subsidiary of the Company is a corporation duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.

(b)                       All of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien, and has been duly authorized and validly issued and is fully paid and non-assessable.  There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company, or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any

Subsidiary of the Company (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08.                          Financial Statements.  (a)  The audited combined statement of financial position of the Company and its Subsidiaries as of December 31, 2013 and the related audited combined statements of income and cash flows of the Company and its Subsidiaries for the year ended December 31, 2013, and the unaudited interim consolidated statement of financial position of the Company and its Subsidiaries as of September 30, 2014 and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine months ended September 30, 2014, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the combined or consolidated, as applicable, financial position of the Company and its Subsidiaries as of the dates thereof and their combined or consolidated, as applicable, results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)                       Since January 1, 2013, the books of account and financial records of the Company and its Subsidiaries have been maintained in all material respects in accordance with sound business practices, and such books of account and financial records accurately present and reflect in all material respects all of the transactions and matters therein described.

Section 3.09.                          Absence of Certain Changes.  (a)  Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not occurred any Material Adverse Effect.

(b)                       From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.10.                          No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of a nature that would be required under GAAP to be shown on a combined balance sheet of the Company and its Subsidiaries, other than (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto; (b) liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Agreement; (c) liabilities incurred in the ordinary course of business since the Balance Sheet Date; or (d) other undisclosed liabilities which would not have a Material Adverse Effect.

Section 3.11.                          Material Contracts.  (a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a materially complete list of contracts falling within the following categories to which the Company or any of its Subsidiaries is a party (including contracts pursuant to which the Company or any of its Subsidiaries receives any intellectual property licenses or services), as of the date hereof:

(i)                       any lease (whether of real or personal property) providing for annual rentals of $1,000,000 or more that cannot be terminated on not more than 60 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(ii)                    any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $1,000,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $10,000,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(iii)                 any material distribution, dealer or similar agreement relating to the origination of Loans;

(iv)                any material agreement relating to the servicing of Loans;

(v)                   any material agreement relating to any securitization or other financing transaction with respect to Loans;

(vi)                any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than any such agreement which has been completed and under which no material obligations (including indemnity obligations) remain outstanding;

(vii)             any agreement as obligor or guarantor relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $50,000,000 or (B) with Seller or any of its Affiliates;

(viii)          any agreement materially that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area;

(ix)                any material agreement with Seller or any of its Affiliates under which any material obligations will continue to exist after the Closing; or

(x)                   any other agreement, commitment, arrangement or plan (including with respect to Intellectual Property Rights or information technology) not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, except as contemplated by this Agreement.

(b)                       Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except as would not have a Material Adverse Effect.

Section 3.12.                          Litigation.  There is no action, suit, investigation, examination or proceeding pending against Seller, the Company or any Subsidiary of the Company or any of their respective properties before or by any arbitrator or any Governmental Authority which would have a Material Adverse Effect.

Section 3.13.                          Permits; Compliance with Laws.  (a) Since January 1, 2013, the Company and each Subsidiary of the Company has held and has been in compliance with all material permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities necessary for operation of such Person’s business as conducted as of the date hereof, except as would not have a Material Adverse Effect.

(b)                       Since January 1, 2013, neither the Company nor any Subsidiary of the Company has been in violation of any Applicable Law, except for violations that would not reasonably be expected to have a Material Adverse Effect.  From January 1, 2013 through the date hereof, none of the Company or any of its Subsidiaries has received any written notification or written communication from any Governmental Authority asserting that it is not in compliance with any Applicable Law, except as would not have a Material Adverse Effect.

Section 3.14.                          Loans.  Except as would not have a Material Adverse Effect:

(a)                       each Loan reflected on the Balance Sheet or acquired by the Company or a Subsidiary of the Company after the Balance Sheet Date,

other than Loans sold, paid off or otherwise disposed of since the Balance Sheet Date in the ordinary course of business (“Company Loans”), and each related Insurance Contract and ancillary product, if any, (i) to the knowledge of Seller, was solicited and originated and has been administered and serviced in accordance with the Company’s or such Subsidiary’s, as the case may be, underwriting, lending and servicing standards in the ordinary course of business and in accordance with Applicable Law and the applicable documents governing such Loan, Insurance Contract or ancillary product, (ii) is evidenced by appropriate and sufficient documentation (including Notes (or, if applicable, a lost note affidavit), agreements or other evidences of indebtedness) that, to the knowledge of Seller, are true, genuine and what they purport to be and (iii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected; and

(b)                       each Note evidencing a Company Loan represents the legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law, (ii) as such Company Loan may be modified by the application of the Servicemembers Civil Relief Act or similar state regulation or by any judgment or court order and (iii) where limited by reasonable and customary waivers by the Company or any of its Subsidiaries of the operation of certain terms of such Company Loan on an individual, case-by-case, basis.

Section 3.15.                          Insurance Matters.  Except as would not have a Material Adverse Effect:

(a)                       Since October 1, 2014, all benefits due and payable under the Insurance Contracts issued by the Company or any Subsidiary of the Company that is an insurance company have been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which such Person believes there is a basis to contest payment.

(b)                       All policy or other contract forms and rates in use at any time since January 1, 2013 by the Company or any Subsidiary of the Company that is an insurance company, all amendments, endorsements, applications and certificates pertaining thereto, as and where required by Applicable Law, have been either filed and approved, or filed and non-disapproved by all applicable Governmental Authorities regulating the insurance business and the premiums charged have conformed and conform to the premiums so filed and/or approved and are within (and were within at all relevant times) the amount permitted by Applicable Law.

(c)                        The annual statement of each of the Company’s Subsidiaries that is an insurance company (each, an “Insurance Entity”) as of December 31, 2013, and the quarterly statements of each Insurance Entity for each quarterly period from and including the quarterly period ended September 30, 2014, present, or will present, fairly the financial condition and the statutory results of operations of each Insurance Entity as at the respective dates of and for the periods then ended, and were, or will be, prepared in conformity with statutory accounting principles prescribed or permitted by Applicable Law, applied on a consistent basis during the periods presented, except as expressly set forth therein.  No material deficiency has been asserted with respect to any such statutory statement by any Governmental Authority.

(d)                       All related party reinsurance transactions (within the meaning of Section 845 of the Code) involving the Company and any of its Subsidiaries that will remain in effect following the Closing are at arm’s length and result in the transfer of insurance risk, as determined for purposes of Section 845 of the Code and any similar provision of state, local and foreign Law. The annual gross premiums received on Insurance Contracts by each of the Company and each of its Subsidiaries in its taxable years ending December 31, 2013 and December 31, 2014 and the annual gross premiums expected to be received by each of the Company and each of its Subsidiaries in the taxable year beginning on January 1, 2015 and ending on the Closing Date for “health insurance coverage,” as defined in Section 9832(b)(1) of the Code, that provides coverage included in the definition of “minimum essential coverage,” as set forth in Section 5000A(f) of the Code, comprise less than twenty percent (20%) of the total annual gross premiums received by each of the Company and its Subsidiaries for health insurance coverage.  All Insurance Contracts issued by the Company and its Subsidiaries meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such Insurance Contracts, including the following:  (i) each life insurance contract meets the requirements of Section 101(f), 817(h) or 7702 of the Code, as applicable; and (ii) no life insurance contract is a “modified endowment contract” within the meaning of Section 7702A of the Code unless and to the extent that the holders of the policies have been notified of its classification. With respect to each Insurance Contract, all Applicable Laws relating to Tax information reporting and Tax disclosures have been complied with in all material respects.  The Company and its Subsidiaries have reported, in all material respects, all distributions under each Insurance Contract in accordance with the Tax laws applicable to such Insurance Contracts (including the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702 and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder).

(e)                        Section 3.15(e) of the Seller Disclosure Schedule contains a complete list as of the date hereof of all material reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which any Insurance Entity is a party or under which any Insurance Entity has any existing rights, obligations or liabilities (collectively, the “Reinsurance Agreements”).  Each Reinsurance Agreement is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such Reinsurance Agreement, except as would not have a Material Adverse Effect.

Section 3.16.                          Properties.  (a)  The Company and its Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business or where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect.  None of such property or assets is subject to any Lien, except Permitted Liens.

(b)                       The assets, properties and rights owned, leased or licensed by the Company and its Subsidiaries immediately after the Closing, when taken together with the services to be received by the Company and its Subsidiaries pursuant to the Transition Services Agreement and the Excluded Services (as defined in the Transition Services Agreement), and assuming receipt of the governmental authorizations described in Section 3.03 and third party consents required in connection with contracts listed on Section 3.04 of the Seller Disclosure Schedule (including for the provision of any licenses or services thereunder to the Company pursuant to the Transition Services Agreement), will constitute materially all of the assets, properties and rights necessary to permit the Company and its Subsidiaries to carry on their business after the Closing substantially as conducted on the date hereof, and to perform their respective obligations under the Reverse Transition Services Agreements.

Section 3.17.                          Intellectual Property.  (a) Section 3.17(a) of the Seller Disclosure Schedule contains a list of all registrations and applications for registration included in the Company Intellectual Property Rights.

(b)                       No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary of the Company or restricting the licensing thereof by the Company or any Subsidiary of the Company to any Person, except for any judgment, injunction, order, decree or agreement which would not have a Material Adverse Effect.

(c)                        To the knowledge of Seller, no Person has infringed or misappropriated any Company Intellectual Property Right, other than infringements and misappropriations that would not have a Material Adverse Effect.

(d)                       To the knowledge of Seller, neither the Company nor any Subsidiary of the Company has infringed or misappropriated any Intellectual Property Right of any Person, other than infringements and misappropriations that would not have a Material Adverse Effect.

Section 3.18.                          Insurance Coverage.  Except as would not have a Material Adverse Effect, there are no claims by the Company or any Subsidiary of the Company pending under any of the insurance policies or fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.19.                          Taxes.  (a) (i) All material Tax Returns required to be filed with any Taxing Authority on or before the Closing Date by the Company or any of its Subsidiaries have been, or will be, timely filed on or before the Closing Date; (ii) the Company and its Subsidiaries have timely paid all material Taxes (including withholding Taxes) shown as due and payable on the Tax Returns that have been filed; (iii) the Tax Returns that have been filed are true, correct and complete in all material respects; and (iv) there is no action, suit, investigation or audit now pending or, to Seller’s knowledge, proposed or threatened against or with respect to the Company or any Subsidiary of the Company in respect of any material Tax or Tax matter, nor any agreements, waivers or comparable consents extending the statutory period of limitation applicable to any Taxes of the Company or any Subsidiary, or powers of attorney that would be binding upon the Company or any Subsidiary with respect to any Post-Closing Tax Period, other than with respect to Taxes of a Seller Group that do not primarily relate to the Company or any Subsidiary, for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(b)                       None of the Company or any Subsidiary is the subject of or bound by, or is negotiating or has pending a request for, any private letter ruling, technical advice memorandum or similar ruling, memorandum or agreement with any Taxing Authority.  None of the Company or any Subsidiary is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(c)                        To the knowledge of the Seller, Citigroup Inc. and its Majority Entities do not, for U.S. federal income tax purposes, in the aggregate actually own (or, for purposes of this representation as of the date of this Agreement, but not as of the Closing Date, constructively own within the meaning of Section 318 of the Code, as modified by Treasury Regulation Section 1.336-1(b)(12)) 5% or more by value of the interests of FIG or any Fortress Fund (except for any Excluded Fortress Fund).

(d)                       Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.19, in Section 3.21 (to the extent related to Taxes) and Section 3.15(d) shall be the sole representations and warranties made by Seller in this Agreement in respect of Taxes.

Section 3.20.                          Employees.  Neither the Company nor any Subsidiary of the Company has a collective bargaining agreement or other similar agreement with any labor union or organization, or work rules or practices agreed to with any labor organization, which are binding on the Company or any of its Subsidiaries, and no union represents or, as of the date hereof, claims, or the knowledge of Seller as of the date hereof is seeking, to represent any Company Employees.

Section 3.21.                          Employee Benefit Plans.  (a) Seller has made available to Buyer a list of and copies of (or a written summary thereof if not reduced to writing) (i) each material Seller Plan that is not a Company Plan and (ii) each Seller Plan that is a Company Plan.

(b)                       No liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA has been or is reasonably expected to be incurred by Seller or any ERISA Affiliate of Seller that has not been satisfied in full, and no condition exists that presents a material risk to Buyer or any of its ERISA Affiliates of incurring any such liability.

(c)                        With respect to each Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Seller Plan has been determined to be so qualified and has received a favorable IRS determination or opinion letter with respect to its qualification, and no event has occurred that could be reasonably be expected to result in its disqualification.

(d)                       Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Participant, (ii) increase materially the amount or value of any benefit or compensation otherwise payable or required to be provided to any Participant or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

Section 3.22.                          Environmental Matters.  Except as would not have a Material Adverse Effect, to the knowledge of Seller, (a) (i) no written notice,

order, request for information, complaint or penalty has been received by Seller, the Company or any Subsidiary of the Company and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Company or any Subsidiary of the Company; (b) the Company or a Subsidiary of the Company has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits and with all other applicable Environmental Laws; and (c) there has been no written environmental audit conducted within the past five years by Seller, the Company or any Subsidiary of the Company or any property currently owned or leased by the Company or any Subsidiary of the Company which has not been delivered to Buyer prior to the date hereof.  Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.22 shall be the sole representations and warranties made by Seller in this Agreement in respect of environmental matters.

Section 3.23.                          Finders’ Fees.  Except for Citigroup Global Markets, Inc., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or any Subsidiary of the Company who might be entitled to any fee or commission from the Company or any Subsidiary of the Company in connection with the transactions contemplated by this Agreement.

Section 3.24.                          Exclusivity of Representations.  The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made by Seller or any of its Affiliates or any of their respective Representatives with respect to the Company, the Subsidiaries of the Company and the Shares.  Seller hereby disclaims any other express or implied representations or warranties.  It is understood and agreed that any materials made available to Buyer or its Affiliates or their respective representatives for the purposes of legal investigation or otherwise, do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates or any of their respective representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 4.01.                          Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.                          Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes a valid and binding agreement of Buyer and each other Transaction Agreement to which Buyer is a party will constitute a valid and binding agreement of Buyer when executed and delivered by Buyer.

Section 4.03.                          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act; and (iii) the filing of applications and notices with, and receipt of approvals, licenses or consents from, applicable state regulatory authorities governing consumer lending and insurance in the various states in which the Company or any of its Subsidiaries operates.

Section 4.04.                          Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, in the case of each of clauses (ii) through (iv), except as would not and would not reasonably be expected to materially impair the ability of Buyer or any of its Affiliates to perform its obligations under this Agreement or any Transaction Agreement to which it is or is specified to be a party or to consummate the transactions contemplated hereby or thereby.

Section 4.05.                          Financing.  Buyer has, and will have at all times prior to the Closing, sufficient cash, cash equivalents, marketable securities and available undrawn amounts under existing committed financing lines and facilities (including unencumbered collateral sufficient to draw on such committed financing lines and facilities) (collectively, “Available Funds”) to enable it to make payment of the Purchase Price and all fees and expenses of Buyer in connection with the transactions contemplated hereby (“Buyer Transaction Expenses”).

Section 4.06.                          Taxes.  To the knowledge of Buyer, the Fortress Funds (including, for this purpose, any entities added to Section 4.06 of the Buyer Disclosure Schedule through the Closing Date) are the only Investment Funds controlled (as such term is defined in the definition of Affiliate) by FIG (or an Affiliate of FIG) and from whom ownership of the stock of any Person may be attributed to Buyer for purposes of Section 318(a) of the Code, as modified by Treasury Regulations Section 1.336-1(b)(12).

Section 4.07.                          Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.08.                          Litigation.  There is no action, suit, investigation or proceeding pending against Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.09.                          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.10.                          Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each other Transaction Agreement.  Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Company and its Subsidiaries. Buyer agrees to accept the Shares and the Company and its Subsidiaries in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or the other Transaction Agreements.  Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any of its Affiliates nor any of their respective representatives makes or has made any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Buyer or its Representatives with respect to the Company and its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or the other Transaction Agreements.

ARTICLE 5

COVENANTS OF SELLER

Seller agrees that:

Section 5.01.                          Conduct of the Company.  Except as contemplated by this Agreement, as required by Applicable Law or any Governmental Authority, as disclosed on Section 5.01 of the Seller Disclosure Schedule or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, Seller shall cause the Company and each of its Subsidiaries to conduct its businesses in the ordinary course consistent with past practice in all material respects and to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except, as required by Applicable Law or any Governmental Authority, as disclosed on Section 5.01 of the Seller Disclosure Schedule or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller will not permit the Company or any of its Subsidiaries to:

(a)                       adopt or propose any change in the Company’s certificate of incorporation or bylaws;

(b)                       split, combine or reclassify any shares of capital stock of the Company or, other than cash dividends in the ordinary course of business, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company;

(c)                        issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary

Securities, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary of the Company;

(d)                       merge or consolidate with any other Person;

(e)                        incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(f)                         acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) acquisitions with a purchase price that does not exceed $5,000,000 individually or $50,000,000 in the aggregate or (iii) repurchases of Loan as required by the terms of any agreement relating to the sale or securitization of Loans;

(g)                        sell, lease or otherwise transfer or allow to lapse any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) sales, leases or other transfers with a price that does not exceed $5,000,000 individually or $50,000,000 in the aggregate and do not relate to material propriety Intellectual Property Rights, (iii) sales of Loans in the ordinary course of business or (iv) securitizations of Loans in the ordinary course of business having tenor, price and other terms consistent with market conditions at the time of such transaction;

(h)                       other than in connection with actions permitted by Section 5.01(e) or Section 5.01(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(i)                           create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) securitizations of Loans in the ordinary course of business having tenor, price and other terms consistent with market conditions at the time of such transaction, (ii) drawdowns under the Company’s warehouse facility and (iii) related party debt in the ordinary course of business or, in the case of each of clauses (i), (ii) and (iii), to fund amounts payable under Section 7.04 (provided that, to the extent practicable, Seller shall, reasonably in advance of the Closing, consult in good faith with Buyer with respect to any such plan for funding amounts payable under Section 7.04);

(j)                          enter into any new line of business or materially change its lending, investment, underwriting, actuarial, servicing, charge-off, modification, risk, asset/liability, accounting or other operating policies;

(k)                       except to the extent such action could not reasonably be expected to adversely affect Buyer, the Company or any of its Subsidiaries in a Post-Closing Tax Period: change any method of Tax accounting; make, change or rescind any material Tax election; amend any material Tax Return; file any material Tax Return other than in the ordinary course of business and consistent with past practice; settle or compromise any material Tax liability; agree to any adjustment of any material Tax Asset; enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or foreign law); surrender any right to claim a material Tax refund; request any private letter ruling or similar ruling from any Taxing Authority; consent to waive any statute of limitations with respect to material Taxes;

(l)                           (i) transfer any Company Employee from the Company or its Subsidiaries to another Affiliate of Seller, other than (x) in the ordinary course of business consistent with past practice, such transfer subject to reasonable prior consultation with Buyer if practicable for employees earning above $100,000 in annual base compensation, or (y) as set forth on Section 5.01(l)(i)(y) of the Seller Disclosure Schedule, or (ii) except as expressly provided in Section 9.02, transfer any employee of Seller or any of its Affiliates (other than the Company and its Subsidiaries) to the Company or its Subsidiaries;

(m)                   (i) grant any increase in the compensation or benefits of any Participant, except for increases in the compensation or benefits of employees in the ordinary course of business consistent with past practice; provided, that the value of any such increase in the compensation and benefits for employees earning at least $250,000 in total annual compensation shall not be increased by more than 15% in any twelve month period after the date hereof, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any Participant, or, except as otherwise provided in any Seller Plan, accelerate the time of payment or vesting of, or fund or otherwise secure the payment of, any compensation or benefits payable to any Participant, (iii) enter into, terminate or materially amend any Company Plan or (iv) hire any person to be employed by the Company or any of its Subsidiaries, or terminate the employment of any employee of the Company or any of its Subsidiaries, other than (x) the hiring or firing of any employee below the level of those who report directly to the Company’s CEO or (y) the hiring of replacement employees, in either case in the ordinary course of business consistent with past practice; provided that Seller shall provide prompt notice to Buyer of the hiring or firing of any employee who reports directly to the direct reports of the Company’s CEO; provided, further, that the hiring of replacement employees who report directly to the Company’s CEO or the hiring of a replacement CEO, will be subject to Buyer’s reasonable prior consultation; or

(n)                       agree or commit to do any of the foregoing.

Section 5.02.                          Access to Information.  From the date hereof until the Closing Date, subject to Applicable Law and subject to any applicable privileges (including attorney-client privilege and any privilege applicable to examinations conducted by any Governmental Authorities) and confidentiality obligations (whether contractual, statutory or other), Seller will (a) give, and will cause the Company and each of its Subsidiaries to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives (“Representatives”) reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and to the books and records of Seller relating to the Company and its Subsidiaries as such Persons may reasonably request, (b) furnish, and will cause the Company and each of its Subsidiaries to furnish, to Buyer and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller, the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries as such Persons may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller and its Affiliates, including the Company and its subsidiaries; provided that if under Applicable Law, applicable privileges or confidentiality obligations would prohibit such disclosure or Buyer’s access to such information, the parties shall make appropriate substitute disclosure arrangements.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. For the avoidance of doubt, all confidential information of Seller and its Affiliates, including the Company and its Subsidiaries, to which Buyer and its Representatives have access pursuant to this Section 5.02 shall remain subject to the Confidentiality Agreement.

Section 5.03.                          Notices of Certain Events.  Seller shall promptly notify Buyer of:

(a)                       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Agreement; and

(b)                       any actions, suits, claims, investigations or proceedings commenced relating to Seller, any of its Affiliates or the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12.

Section 5.04.                          Resignations.  Seller will deliver to Buyer the resignations of all officers and directors of the Company and each of its Subsidiaries who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with the Company or any of its Subsidiaries at or prior to the Closing Date.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.                          Trademarks; Tradenames.  After the Closing, except as expressly permitted in any Transaction Agreement, Buyer shall not permit the Company or any of its Subsidiaries to use any marks, names, logos, domain names or trade dress that include (in whole or in part) the terms “Citi”, “Citibank”, “Citigroup”, “Citicorp”, “CitiFinancial, “EquityPlus”, the “Arc Design” mark that appears as part of the Citi and Citibank logos, the Blue Wave or any other marks, names, logos, domain names or trade dress of Seller and its Affiliates or any marks, names, logos, domain names or trade dress derivative thereof or confusingly similar thereto (collectively, the “Citi Marks”); provided that nothing in this Section 6.01 shall prevent the Company or its Subsidiaries or servicers from, in a manner that would not constitute infringement or passing off of any Citi Mark, (A) providing to third parties documents and correspondence pertaining to the Company Loans (the “Loan Documents”) to the extent reasonably necessary in order to service, or enforce rights with respect to, the Company Loans or (B) referencing the legal names or doing-business-as names of Seller or its Affiliates that appear in the Loan Documents solely in order to describe or refer to the sale of the Shares to Buyer (including reference to the Company Loans as formerly owned or serviced by Seller or its Affiliates) in any communications with Obligors or other third parties related strictly to the Company Loans as the Company or its Subsidiaries or servicers in their reasonable judgment deem necessary or advisable.

Section 6.02.                          Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.  (a) Buyer waives and will not assert, and agrees to cause the Company and each of its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing the Company or any of its Subsidiaries in connection with this Agreement or any other agreements or transactions contemplated thereby (the “Current Representation”).

(b)                       Buyer waives and will not assert, and agrees to cause the Company and each of its Subsidiaries to waive and not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller and its Affiliates; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers.

Section 6.03.                          Seller Guarantees.  (a) As soon as practicable after the Closing, but in no event later than 90 days after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, (with the reasonable cooperation of Seller and its Affiliates) use its and their reasonable best efforts to obtain the termination of, and have Seller and its Affiliates released from, any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, statements of support, insurance surety bonds or other similar agreements made by Seller or its Affiliates in respect of the obligations of the Company or any Subsidiary of the Company or any Company Employees (each, a “Seller Guarantee”).  For the avoidance of doubt, such efforts shall include an offer by Buyer (or, with Seller’s consent, an Affiliate of Buyer) to substitute its own obligations for those of Seller and its Affiliates under any Seller Guarantee on no less favorable terms (including letters of credit and guarantees as needed).  Seller represents and warrants to Buyer that, to the knowledge of Seller, Section 6.03(a) of the Seller Disclosure Schedule lists each Seller Guarantee in effect as of the date hereof.

(b)                       To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such guarantee or other obligation proffered by Buyer (or, with Seller’s consent, an Affiliate of Buyer), from and after the Closing, Buyer and its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) shall not renew, extend the terms of, or increase any obligations covered by any such Seller Guarantee without either (i) securing the release of Seller and its Affiliates from such Seller Guarantee in form and substance reasonably satisfactory to Seller or (ii) obtaining an acknowledgement in writing (in a form and in substance reasonably satisfactory to Seller) from the beneficiary or counterparty under any such Seller Guarantee, for the benefit of Seller and its Affiliates, as the case may be, that such Seller Guarantee shall not cover any such renewed, extended or increased obligations.

(c)                        Buyer shall, or shall cause one of its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) to, pay,

perform and discharge fully all the obligations or other liabilities of Seller and its Affiliates under any Seller Guarantee.

Section 6.04.                          Previously Sold Receivables.  Until July 24, 2016, Buyer shall cause the Company and its Subsidiaries not to specifically target Obligors under the Loans sold pursuant to the Receivables Purchase Agreement, dated as of July 18, 2013, between Seller and CVI Loan Trust I with OneMain product offerings; provided that the foregoing will not restrict or preclude (i) credit risk management or modeling activities or analyses with respect to any such data or (ii) any general solicitation of customers based on generalized lists not targeted at such Obligors.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.                          Regulatory Undertakings; Further Assurances.  (a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.01(d), each of the parties hereto shall, and shall cause its Subsidiaries (including, in the case of Seller, the Company and each of its Subsidiaries) to, (subject to, and in accordance with, Applicable Law) take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Government Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (without the need to expend money in the case of contract consents), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b)                       Subject to Section 7.01(c) and the other terms and conditions herein provided and without limiting the foregoing, Buyer and Seller shall (and shall cause their respective Subsidiaries to):

(i)             make any required filings (and filings considered by Buyer to be advisable after consulting with, and considering in good faith the views of, Seller) under the HSR Act and any other Regulatory Laws (and Buyer shall be responsible for all filing fees incident thereto), which filings shall be made as promptly as Buyer deems advisable, and thereafter shall promptly make any other required submissions under the HSR Act or other such laws; without limiting the generality of the foregoing, each party shall respond to and comply promptly with and expeditiously achieve substantial compliance with any request for information regarding the transactions contemplated hereby or any such filings for any Governmental Authority charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii)          cooperate with one another in (A) determining which filings are required (or considered by Buyer to be advisable after consulting with, and considering in good faith the views of, the Seller) to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, Governmental Authorities in connection with the execution and delivery of this Agreement (including pursuant to lending, consumer credit and insurer license requirements and other Applicable Laws), and the consummation of the transactions contemplated hereby and (B) timely making all such filings;

(iii)       promptly notify each other of any communication concerning this Agreement or the transactions contemplated by this Agreement to that party from any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv)      not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated hereby) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Authority prohibits such attendance;

(v)         promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective representatives intend to submit to any Governmental Authority;

(vi)      promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of Regulatory Laws;

(vii)   deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing, subject to appropriate confidentiality agreements; and

(viii)                                                except as expressly contemplated by this Section 7.01, not enter into any transaction that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consents, approvals, permits or authorizations that are required to be obtained prior to the Closing from Governmental Authorities.

(c)                        Buyer shall be entitled to direct the antitrust defense of the transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Regulatory Law subject to the provisions of Section 7.01(a), Section 7.01(b), Section 7.01(d) and Section 7.01(e) and provided that Buyer shall consult with, and consider in good faith the views of, Seller throughout the antitrust defense of the transactions contemplated by this Agreement, including by providing Seller with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense.  Seller shall not, and it shall cause the Company and its Subsidiaries not to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with

Buyer.  Seller shall use its reasonable best efforts to provide full and effective support of Buyer in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Buyer.

(d)                       Without limiting the foregoing, Buyer shall, and shall cause its Subsidiaries to, take all such action (including any Antitrust Action) as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other Person, may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the date determined in accordance with Section 12.01(b) (as it may be extended pursuant to the provisions of Section 12.01(b), the “Termination Date”)); provided, however, that nothing contained in this Agreement requires Buyer, Seller or the Company or any of its Subsidiaries to take, or cause to be taken, any Antitrust Action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Buyer or any of its Subsidiaries, or any combination thereof, if such action would exceed the Detriment Limit.  For purposes of this Agreement, “Antitrust Action” means any action with respect to assets, businesses or product lines of the Company or any of its Subsidiaries, or of Buyer or any of its Subsidiaries, or any combination thereof, including a request that they be (x) divested, licensed or held separate (including by establishing a trust or otherwise) or (y) subject to conduct remedies, limitations or other actions (including pursuant to any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority) (and that any divestiture include the opportunity to hire employees associated with the applicable assets or businesses), and the “Detriment Limit” would be exceeded if the assets, businesses or product lines to be divested, licensed or held separate pursuant to Antitrust Action in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities under Regulatory Laws account for more than $677,000,000 of aggregate revenue for the twelve (12) months ended December 31, 2014 (it being understood and agreed that any Intellectual Property Rights required by Governmental Authorities to be licensed to third parties in connection with a required Antitrust Action that is a divestiture of assets (other than Intellectual Property Rights) within the Detriment Limit shall not be considered “divested” for purposes of this definition of “Detriment Limit”).  If requested by Buyer, the Seller will, and will cause the Company and its Subsidiaries to, agree to and take any action contemplated by this Section 7.01(d), provided that the consummation of any divestiture or the effectiveness of any other remedy is conditioned on the consummation of the transactions contemplated hereby.  The foregoing agreement in this section is made solely to facilitate the Closing and does not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Regulatory Laws or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Regulatory Law would not be harmful to the parties hereto.

(e)                        Notwithstanding anything in this Agreement to the contrary but subject to the next sentence, Buyer (i) shall have the right, but not the obligation, during the twelve-month period following the date hereof to oppose or refuse to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of Buyer, the Company or any of their respective Subsidiaries; provided that, if Buyer exercises such right, then neither Buyer nor Seller may terminate this Agreement pursuant to Section 12.01(b) prior to the date that is six (6) months after such litigation or other opposition has concluded; provided, further, that, after such twelve-month period, Buyer shall promptly consent to any such request, attempt or demand that is ongoing and does not exceed the Detriment Limit, (ii) shall have the obligation to oppose, through litigation or otherwise, any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of Buyer, the Company or any of their respective Subsidiaries that exceeds the Detriment Limit if Buyer refuses to consent to any such request, attempt or demand unless Buyer and Seller agree in good faith in writing that Buyer’s opposition to such request, attempt or demand does not have a likelihood of success on the merits; provided that, if (A) Buyer asserts in good faith that Buyer’s opposition to such request, attempt or demand does not have a likelihood of success on the merits but Seller does not so agree and (B) Buyer’s opposition to such request, attempt or demand does not succeed on the merits and this Agreement is terminated, then Seller shall promptly reimburse Buyer for fifty percent (50%) of Buyer’s documented out-of-pocket expenses incurred in opposing such request, attempt or demand and (iii) shall have the obligation to defend any litigation instituted by a Governmental Authority or other Person with respect to the legality of the transactions contemplated by this Agreement under applicable Regulatory Laws.  In the event Buyer opposes or refuses to consent to, through litigation or otherwise, including any appeals, any request, attempt or demand by any Governmental Authority or other Person as provided in the preceding sentence, and (i) such proceedings would be reasonably likely to conclude prior to the Termination Date with a decree, injunction or order restricting or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) no decree, order or injunction would be reasonably likely to be issued in such proceedings prior to the Termination Date, then Buyer shall take such actions (including Antitrust Actions) in a timely manner, as are necessary to achieve the clearance by or approval of the Governmental Authority or other Person and satisfaction of the condition set forth in Section 10.01(a) and Section 10.01(b) (with respect to any Regulatory Law) prior to the Termination Date; provided that Buyer shall not be required to take any action that would exceed the Detriment Limit.

For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(f)                         Buyer shall cause FIG and its controlled Affiliates to comply with the obligations set forth in Section 7.01(a)-(b) as if they were parties to this Agreement; provided that neither FIG nor any of its controlled Affiliates shall be required to take or cause to be taken any action with respect to assets, businesses or product lines of FIG or any of its controlled Affiliates (other than the Buyer and its Subsidiaries), or any combination thereof, including a request that they be (x) divested, licensed or held separate (including by establishing a trust or otherwise) or (y) subject to conduct remedies, limitations or other actions.

Section 7.02.                          Financing.  (a) At all times prior to the Closing, Buyer shall take all action necessary to maintain sufficient Available Funds to enable it to make payment of the Purchase Price and the Buyer Transaction Expenses.  Without limiting the generality of the foregoing, Buyer shall not enter into any transaction, amend or waive any term or provision of any existing committed financing lines or facilities or take any other action, in each case if such action would reasonably be expected to cause Buyer’s Available Funds, at any time prior to the Closing, to be less than an amount sufficient to enable it to make payment of the Purchase Price and the Buyer Transaction Expenses.  If, at any time prior to the Closing, any circumstance arises that would reasonably be expected to make Buyer’s Available Funds not sufficient to enable it to make payment of the Purchase Price and the Buyer Transaction Expenses, Buyer shall promptly notify Seller of such deficiency.

(b)                       Prior to the Closing, each of Seller and the Company shall, and shall cause the Company’s officers, senior executives and finance-related employees, and shall use reasonable best efforts to cause its Representatives to, cooperate with Buyer and its Representatives in connection with (i) any proposed financing transaction by Buyer or its Subsidiaries (including through one or more debt or equity capital markets transactions), or (ii) any offer to purchase or amend any of the Company’s or its Subsidiaries’ outstanding debt or financing facilities, in each case, as may be reasonably requested by Buyer.  Without limiting the generality of the foregoing, such cooperation shall include:

(1) participation by members of management of the Company and its Subsidiaries in a reasonable number of meetings, conference calls, presentations and road shows and other marketing efforts; (2) assisting Buyer and its Representatives and any financing source in the preparation of customary presentations, offering and information documentation (including the delivery of one or more customary representation letters and authorization letters necessary or desirable in connection with the any proposed financing); (3) providing and executing customary closing documents as may be requested by Buyer, including a customary certificate of the chief financial officer of the Company and its Subsidiaries, and using reasonable best efforts to obtain customary comfort letters of the Company’s independent accountants (including “negative assurance” comfort) and customary legal opinions; (4) furnishing Buyer and its Representatives and any financing source as promptly as practicable with financial information, including financial statements (which shall be prepared in accordance with GAAP and shall be updated as is required and customary) and other financial information and business and other data and other pertinent information regarding the Company and its Subsidiaries as reasonably requested (which, for the avoidance of doubt, shall include (A) all customary historical financial information of the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required by Regulation S-X, including for the time periods required by Rule 3-05, but excluding information required by Rule 3-10 and Rule 3-16, and Regulation S-K under the Securities Act for a registered offering or in the case of a 144A transaction, as is customarily provided, including audits thereof to the extent so required and (B) all customary information and data that would be necessary for any financing sources to receive customary “comfort” letters from the independent accountants of the Company); (5) cooperating with Buyer in the negotiation of any agreements; (6) requesting consents of the Company’s independent accountants for use of their audit reports in any necessary offering or other materials; (7) facilitating all necessary organizational approvals by the Company and its Subsidiaries; (8) facilitating the pledging of collateral substantially concurrently with the Closing, (9) providing all documentation and other information about each of the Seller and the Company and their respective Subsidiaries as is reasonably requested in writing by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as well as applicable regulations of the Office of Foreign Assets Control, the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940 and (10) cooperating with Buyer’s and its Representatives’ requests for due diligence, including participation by senior management of the Company in conference calls, to the extent customary and reasonable.  Seller hereby consents to the use of the Company’s logos on documentation used to solicit any proposed financing; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller or the Company and its Subsidiaries or the reputation or the goodwill of Seller or the Company and its Subsidiaries, and provided that Seller or Company provides its prior written approval concerning such use, such approval not to be unreasonably conditioned, withheld or delayed.  Without limiting the foregoing, with respect to any outstanding indebtedness of the Company or any of its Subsidiaries identified by Buyer in writing at least fifteen (15) Business Days prior to the Closing Date to be repaid in connection with the consummation of the transactions contemplated hereby, (i) the Seller shall (or shall cause the Company and its Subsidiaries to) deliver all notices and take other actions required to facilitate the termination of commitments in respect of such indebtedness, the repayment in full of all obligations in respect of such indebtedness and the release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than one (1) Business Day prior to the Closing Date, the Seller shall (or shall cause the Company and its Subsidiaries to) furnish to Buyer customary payoff letters with respect to such indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Buyer from all financial institutions and other Persons to which such indebtedness is owed (or the applicable agent, trustee or other representative on behalf of such Persons) which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Company or any of its Subsidiaries or otherwise on the Company’s business shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such indebtedness, released or arrangements reasonably satisfactory to Buyer for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness. Notwithstanding the foregoing, (i) nothing in this Section 7.02(b) shall require cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (ii) the foregoing will be subject to any applicable legal or regulatory restrictions, and neither Seller nor the Company nor any of its Subsidiaries shall be required to enter into any agreement or commitment with respect to any financing or offer to purchase or amend contemplated by this Section 7.02(b) or take any action (including the entry into any agreement) that is not conditioned upon the consummation of the transactions contemplated by this Agreement or that would be effective prior to the Closing and no personal liability shall be imposed on the officers or employees involved.

(c)                        Buyer shall indemnify and hold harmless Seller and its Affiliates, including the Company and its Subsidiaries, and their respective Representatives from any Damages incurred in connection with this Section 7.02, except in the event such Damages arose out of or result from the gross negligence, fraud or willful misconduct of the Seller and its Affiliates, including the Company and its Subsidiaries.  Buyer shall, promptly upon Seller’s request, reimburse Seller and its Affiliates, including the Company and its Subsidiaries, and their respective Representatives for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in connection with this Section 7.02.

(d)                       Buyer acknowledges and agrees that the obtaining of any financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independent of the availability of any financing, subject to fulfillment or waiver of the conditions set forth in Article 10.

Section 7.03.                          Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange or requested by any Governmental Authority, will not issue any such press release or make any such public statement without the prior written consent of the other party.

Section 7.04.                          Intercompany Accounts and Agreements.  Except as contemplated by the Transition Services Agreement and Reverse Transition Services Agreements, all intercompany accounts and agreements between Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, as of the Closing (including amounts owed by the Company or its Subsidiaries to Seller or its Affiliate from time to time under the Citigroup Tax Sharing Agreement, as reflected in the “Income taxes payable” line item included in the Balance Sheet) shall be settled (irrespective of the terms of payment of such intercompany accounts) and paid in full in cash or terminated, as applicable, at or prior to the Closing, except for (a) any intercompany accounts arising under any intercompany agreement set forth on Section 7.04 of the Seller Disclosure Schedule which accounts will be settled in accordance with the terms of the applicable intercompany agreement and (b) any intercompany agreement set forth on Section 7.04 of the Seller Disclosure Schedule, which shall remain in full force and effect following the Closing.  Notwithstanding the foregoing, but subject to Section 2.04 and Section 2.05, upon payment of the Total Closing Payment at Closing, all Closing Repayable Debt with respect to which Seller or any of its Affiliates is the lender shall be deemed to have been settled and paid in full.

Section 7.05.                          Access to Information; Books and Records.  (a) For a period of five (5) years after the Closing Date, or for such longer period of time as may be required by Applicable Law, each of Buyer and Seller shall, and shall cause its respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) to, (i) maintain its books of account, financial and other records (including accountant’s work papers) and information relating to the business of the Company and its Subsidiaries (including any shared or commingled books and records resulting from Seller’s historical relationship with the Company and its Subsidiaries) to the extent related to the period prior to Closing and (ii) subject to Applicable Law and subject to any applicable privileges (including the attorney-client privilege) and confidentiality obligations (whether contractual, statutory or other), afford promptly to the other party and its Representatives reasonable access to its books of account, financial and other records (including accountant’s work papers, subject to accountant’s consent and to the execution of customary non-reliance letters), information, employees and auditors relating to the business of the Company and its Subsidiaries to the extent related to the period prior to Closing (including any shared or commingled books and records resulting from Seller’s historical relationship with the Company and its Subsidiaries) to the extent reasonably required for such party in connection with any reasonable business purpose (which shall not include any dispute between the parties); provided that any such access shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or the business of Seller or any of its Affiliates, as applicable.  The accessing party shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  Notwithstanding the foregoing, if any information or access requested constitutes business or trade secrets of a party or its Affiliates or is subject to any applicable privileges (including the attorney-client privilege) or confidentiality obligations (whether contractual, statutory or other), or if providing such information or access would violate Applicable Law (in each case, as determined by the requested party in good faith), the requested party will work in good faith with the requesting party to develop mutually acceptable alternatives to providing such information or access, if any such alternatives can be developed reasonably, in order to assist the requesting party in providing such access and information.

(b)                       Without limiting Section 7.05(a), for a period of five (5) years after the Closing Date, each of Buyer and Seller shall, and shall cause its respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) to make available to the other party and its Representatives the employees, including in-house counsel, of, with respect to Buyer, the Company and its Subsidiaries, and with respect to Seller, Seller and its Affiliates, to the extent reasonably necessary or useful for the requesting party or its Affiliates in connection with any litigation or any regulatory or administrative matters or proceedings relating to the period prior to Closing in which the requesting party or any of its Affiliates may from time to time be involved.  Such availability shall include, in connection with any such matters, such persons consulting with the requesting party and its Representatives, serving as witnesses and providing such other assistance as may be reasonably requested by the requesting party and its Representatives.  The requesting party shall bear all of out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

(c)                        In addition to the foregoing, Seller will deliver or cause to be delivered to Buyer at, or promptly after, the Closing all books, records and other documents (or copies thereof) relating to the business of the Company and its Subsidiaries (or, in the case of books, records or other documents that relate to the business of the Company and its subsidiaries and to matters unrelated to the such business, shall deliver or cause to be delivered copies of all books, records or other documents to the extent relating to the business of the Company and its subsidiaries) that are not in the possession of the Company and its Subsidiaries as of the Closing and that are reasonably necessary to the continuing operation of the business of the Company and its subsidiaries.

(d)                       Without limiting Section 7.10, this Section 7.05 shall not apply to, and shall not create any rights or obligations of Buyer, Seller or the Company with respect to, any historical data originated by the CitiFinancial, North America business unit within Seller and its Affiliates.

Section 7.06.                          Reserved.

Section 7.07.                          Company Noncompetition; Company Nonsolicitation.  (a) Buyer agrees, for the benefit of Seller, CitiFinancial Canada and CitiFinancial Servicing, that, for a period commencing on the Closing Date and ending on the date that is two years after the Closing Date, neither it nor any of its Subsidiaries (including the Company and its Subsidiaries) shall directly or indirectly:

(i)             in any capacity, including as a principal or for its own account or solely or jointly with others, engage in or have any direct or indirect ownership interest in the business of marketing, originating, making, selling, holding or servicing any consumer-loan products (including personal loans, mortgage loans, home equity loans, auto loans, credit cards, unsecured loans or lines of credit) in Canada (the “Competitive CitiFinancial Canada Business”); or

(ii)          solicit for employment or employ any employee of CitiFinancial Canada or CitiFinancial Servicing (collectively, the “CitiFinancial Restricted Persons”); provided that the foregoing shall not prohibit the Company or its Subsidiaries from soliciting for employment or employing (A) persons who respond to a general solicitation or advertisement that is not specifically directed to CitiFinancial Restricted Persons, (B) persons who are referred to the Company or its Subsidiaries by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed to solicit any CitiFinancial Restricted Persons, (C) persons who have not been employed by CitiFinancial Canada or CitiFinancial Servicing for a period of three months prior to the date such persons were first solicited for employment by such Person or (D) persons whose employment with CitiFinancial Canada or CitiFinancial Servicing is terminated by CitiFinancial Canada or CitiFinancial Servicing at or after the Closing.

(b)                       Notwithstanding Section 7.07(a), nothing in Section 7.07(a) shall prohibit Buyer and its Subsidiaries (including the Company and its Subsidiaries) from (i) carrying out their obligations under the Transition Services Agreement, Reverse Transition Services Agreements or any other Transaction Agreement or (ii) purchasing or acquiring (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any entity engaging in the Competitive CitiFinancial Canada Business at the time of such purchase or acquisition and continuing to engage in such existing Competitive CitiFinancial Canada Business; provided that if, in the last completed fiscal quarter prior to the consummation of the purchase or acquisition, the aggregate consolidated revenue derived from such Competitive CitiFinancial Canada Business exceeded ten percent (10%) of such acquired entity’s total consolidated revenues over the same period, then the Company shall commence as promptly as practicable a process to sell all or a portion of such Competitive CitiFinancial Canada Business to an unaffiliated third party as promptly as practicable and shall use reasonable best efforts to complete such sale within six months of such consummation of the purchase or acquisition, such that the consolidated revenues of the acquired entity attributable to the Competitive CitiFinancial Canada Business, individually or in the aggregate, do not exceed ten percent (10%) of the total consolidated revenues of the acquired entity.

(c)                        Notwithstanding Section 7.07(a) and (b), Buyer and its Subsidiaries (including the Company and its Subsidiaries) will not have any liability for any inadvertent or de minimis violation of this Section 7.07.

(d)                       If any provision contained in this Section 7.07 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  The Company acknowledges that Seller would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Seller for any such breach.  Buyer agrees on behalf of itself and its Subsidiaries (including the Company and its Subsidiaries) that (i) each of CitiFinancial Canada and CitiFinancial Servicing shall be an intended third party beneficiary of this Section 7.07 and entitled to enforce this Section 7.07 as if it were a direct party to this Agreement and (ii) each of Seller and CitiFinancial Canada and CitiFinancial Servicing shall be entitled to injunctive relief requiring specific performance by Buyer and its Subsidiaries (including the Company and its Subsidiaries) of this Section 7.07, and each of Buyer and the Company hereby consent on behalf of itself and its Subsidiaries to the entry thereof.

Section 7.08.                          Seller Noncompetition; Seller Nonsolicitation.  (a)  Seller agrees, for the benefit of the Company and its Subsidiaries, that, for a period commencing on the Closing Date and ending on the date that is two years after the Closing Date, neither it nor any of its Subsidiaries shall directly or indirectly:

(i)             in any capacity, including as a principal or for its own account or solely or jointly with others, engage in or have any direct or indirect ownership interest in the business of non-deposit-taking branch-based unsecured consumer lending targeted primarily at non-prime customers in the United States (the “Competitive OneMain Business”); or

(ii)          solicit for employment or employ any employee of the Company or its Subsidiaries (collectively, the “OneMain Restricted Persons”); provided that the foregoing shall not prohibit Seller or its Subsidiaries from soliciting for employment or employing (A) persons who respond to a general solicitation or advertisement that is not specifically directed to OneMain Restricted Persons, (B) persons who are referred to Seller or its Subsidiaries by search firms, employment agencies or other similar entities; provided that such entities have not been specifically instructed to solicit any OneMain Restricted Persons, (C) persons who have not been employed by the Company or its Subsidiaries for a period of three months prior to the date such persons were first solicited for employment by such Person or (D) persons whose employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries at or after the Closing.

(b)                       Notwithstanding Section 7.08(a), nothing in Section 7.08(a) shall prohibit Seller and its Subsidiaries from (i) carrying out their obligations under the Transition Services Agreement, Reverse Transition Services Agreements or any other Transaction Agreement, (ii) purchasing or acquiring

(through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any entity engaging in the Competitive OneMain Business at the time of such purchase or acquisition and continuing to engage in such existing Competitive OneMain Business; provided that if, in the last completed fiscal quarter prior to the consummation of the purchase or acquisition, the aggregate consolidated revenue derived from such Competitive OneMain Business exceeded ten percent (10%) of such acquired entity’s total consolidated revenues over the same period, then Seller shall commence as promptly as practicable a process to sell all or a portion of such Competitive OneMain Business to an unaffiliated third party as promptly as practicable and shall use reasonable best efforts to complete such sale within six months of such consummation of the purchase or acquisition, such that the consolidated revenues of the acquired entity attributable to the Competitive OneMain Business, individually or in the aggregate, do not exceed ten percent (10%) of the total consolidated revenues of the acquired entity or (iii) without implying that such activities are restricted by Section 7.08(a), engaging in or having any direct or indirect ownership interest in any business or line of business in which Seller or any of its Affiliates is engaged in or has a direct or indirect ownership in as of the Closing Date, including (A) the continued operation of CitiFinancial, CitiFinancial Servicing, CitiFinancial Canada, CitiFinancial Puerto Rico, Citigroup Global Markets, Inc., CBNA Commercial Real Estate Finance and CitiMortgage Inc., (B) conducting the operations of the Citibank retail bank and any activities conducted at Citibank branches (including the opening, closing and relocation of loan production facilities), (C) the operation by Seller or its Affiliates of any of the following businesses: insurance; commercial banking; proprietary and third-party portfolio investment; private wealth management; investment banking; securities underwriting; technology; mortgage; institutional clients or governmental entities services and products; custodial, trust, agent, fiduciary or settlement services; and commercial, retail and prepaid cards, card products and card payment products (including charge, credit, debit and virtual card products); and (D) the business of any Affiliate of Seller that is held as part of ordinary course merchant banking, acquisition or investment activities by an investment vehicle or fund in which any of Seller’s Affiliates is an investor, investment adviser or manager or for which any of Seller’s Affiliates acts in any fiduciary capacity, or as part of ordinary course asset management activities of any pension or other benefit plan of Seller or of its Affiliates.  For purposes of the restriction in Section 7.08(a)(i) above, “non-prime customers” will be deemed not to include potential borrowers with a FICO score of above 630.

(c)                        Notwithstanding Section 7.08(a) and (b), Seller will not have any liability for any inadvertent or de minimis violation of this Section 7.08.

(d)                       If any provision contained in this Section 7.08 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Seller acknowledges that the Company would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach.  Seller agrees on behalf of itself and its Subsidiaries that the Company shall be entitled to injunctive relief requiring specific performance by Seller and its Subsidiaries of this Section 7.08, and Seller hereby consents on behalf of itself and its Subsidiaries to the entry thereof.

Section 7.09.                          Modified Closing.  Notwithstanding anything to the contrary in this Agreement:

(a)                       if at any time:

(i)             the conditions set forth in Article 10, other than (A) conditions that by their nature are to be satisfied at the Closing and (B) the State Regulatory Approvals Condition, are satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit thereof;

(ii)          the failure of the State Regulatory Approvals Condition to be satisfied at such time is solely as a result of the failure of consents, authorizations or approvals to be received from state regulatory authorities governing consumer lending in states to which less than ten percent (10%) of the aggregate amount of Company Loans are attributable (the Company Loans attributable to such states and the aggregate amount of Company Loans each to be measured as of the Balance Sheet Date); and

(iii)       Seller determines in its reasonable good faith judgment that it is possible to structure alternative arrangements (the “Alternative Arrangements”) that would permit the parties to consummate the transactions contemplated by this Agreement (taking into account the proposed Alternative Arrangements) without (A) breaching any Applicable Law, (B) materially affecting the financial benefits to

Buyer and its Affiliates of the transactions contemplated hereby (it being understood and agreed that the Alternative Arrangements in and of themselves would not materially affect such benefits) or (C) materially impeding the Company’s ability to incur or maintain debt financing, then, at Seller’s option, subject to Article 10 (other than the State Regulatory Approvals Condition), the State Regulatory Approvals Condition will be deemed satisfied and the Closing (the “Modified Closing”) will occur as soon as practicable after Seller reasonably determines that such Alternative Arrangements are in place.

(b)                       Seller and the Company and its Subsidiaries will be permitted to structure and enter into any Alternative Arrangements, which may include (on an interim basis until the applicable approvals have been obtained) (i) the transfer of ownership of certain Company Loans or other assets of the Company and its Subsidiaries (including capital stock or other voting securities of Subsidiaries of the Company) to Seller or one of its Affiliates (collectively, the “Delayed Assets”); (ii) the entry by the Company or its Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, into interim servicing agreements with respect to Company Loans; provided that any such interim servicing agreements shall be at cost and otherwise on commercially reasonable terms and shall terminate upon transfer of the applicable Delayed Assets to the Company and its Subsidiaries as contemplated by clause (c) below; and (iii) the suspension of Loan originations by the Company and its Subsidiaries.

(c)                        Following any Modified Closing, the obligations of the parties under Section 7.01 shall continue to apply.  Upon the receipt of any consents, authorizations or approvals from state regulatory authorities that are required in connection with the transactions contemplated by this Agreement, the absence of which caused the parties to transfer any Delayed Assets to Seller or its Affiliates or to enter into any other Alternative Arrangements, any applicable Delayed Assets shall be transferred to the Company and its Subsidiaries and any applicable Alternative Arrangements shall be terminated.

(d)                       Following any Modified Closing, to the extent permitted by Applicable Law, any Delayed Assets shall be held by Seller or its Affiliates for the benefit of the Company and its Subsidiaries and, upon the transfer of any Delayed Assets to the Company and its Subsidiaries, Seller and its Affiliates shall also transfer to the Company and its Subsidiaries any payments or proceeds received by Seller or its Affiliates in respect of such Delayed Assets from and after the Modified Closing.

(e)                        For the avoidance of doubt, (i) any Modified Closing shall constitute the “Closing” for all purposes of Article 2, and no Alternative Arrangements or Delayed Assets in connection with any Modified Closing shall be taken into account or otherwise reduce the calculation of Stockholders Equity and the Total Closing Payment for purposes of the payment to be made at Closing pursuant to Section 2.02(a) or the Total Closing Payment adjustment pursuant to Section 2.05 and (ii) any representations of Seller that are made as of the Closing with respect to any Delayed Assets shall instead be deemed to be made on the date on which such Delayed Assets are transferred to the Company or its Subsidiaries.

(f)                         Seller will indemnify Buyer and the Company against any fines, penalties or similar amounts assessed by Governmental Authorities to the extent arising from any Modified Closing or Alternative Arrangements with respect to any Delayed Assets.

Section 7.10.                          Customer Data.  (a)  Buyer, Seller and the Company acknowledge and agree that (i) as Affiliates of Seller, the Company and its Subsidiaries currently have access to certain data concerning CFS Customers (“Customer Data”) housed on shared servers of Seller and its Affiliates, which Customer Data includes personally identifiable information and creditworthiness information with respect to CFS Customers, and (ii) as of the Closing, the Company’s and its Subsidiaries’ access to the Customer Data housed on shared servers of Seller will be terminated (other than any such access as may be permitted by Seller and its Affiliates in connection with the services provided by the Company and its Subsidiaries to Seller and its Affiliates pursuant to, and subject to the terms and conditions of, the Transition Services Agreement).  Buyer, Seller and the Company further acknowledge and agree that, prior to the Closing, the Company may make a copy of certain Customer Data as it exists at such time.

(b)                       From and after the Closing, the Company agrees that it will not, and it will cause its Affiliates not to, provide, license or otherwise transfer any Customer Data to any Persons, other than (i) as permitted under 16 CFR §313.15(2), (4), (5) and (7) and (ii) to Subsidiaries of the Company, in each case where the transferee agrees to be bound by the provisions of Section 7.10(c).

(c)                        From and after the Closing, the Company agrees that it and any other Persons that receive any Customer Data in accordance with Section 7.10(b) will use such Customer Data only for credit risk management or modeling activities or analyses.

(d)                       “CFS Customers” means (i) personal loan customers of CitiFinancial Servicing with active accounts, (ii) personal loan customers of CitiFinancial Servicing with paid-off or charged-off accounts, (iii) personal loan customers of CitiFinancial Servicing with accounts that have been transferred to third parties, including pursuant to the Receivables Purchase Agreement, dated as of July 18, 2013, between CitiFinancial Credit Company and CVI Loan Trust I, and (iv) personal loan applicants of CitiFinancial Servicing whose applications were declined, rejected or withdrawn.

Section 7.11.                          Separation Matters.  (a) Prior to the Closing, Buyer and Seller shall cooperate to develop the Migration Plans (as defined in, and for purposes of, the Transition Services Agreement and the Reverse Transition Services Agreements).  Without limiting the foregoing, Buyer and Seller shall consider in good faith any changes to the Business (as defined in the Transition Services Agreement) proposed to be made by Buyer after the Closing, including with respect to the matters set forth on Section 7.11 of the Seller Disclosure Schedule.

(b)                       Upon Seller’s request, Buyer will reimburse Seller in accordance with the terms of Section 4 of the Transition Services Agreement, for the costs of separating Seller’s centralized corporate systems related to the provision of general ledger and “procure 2 pay” transition services so that the Company can perform such functions on a standalone basis.

(c)                        Commencing promptly after the date hereof, the parties hereto shall reasonably cooperate to evaluate (including relevant ability to transfer) the specific unit licenses to software used by the Company and its Subsidiaries (excluding any unit licenses used beneficially by both the Company or its Subsidiaries, on the one hand, and Seller or its Affiliates, on the other hand, the “Company Unit Licenses”) under contracts to which Seller or its Affiliates are the contract party, including those set forth in Section 3.04(iii)(4) of the Seller Disclosure Schedule (“Seller Enterprise Contracts”), with the intent of transferring or replacing the Company Unit Licenses (but in no event, for the avoidance of doubt, any of the Seller Enterprise Contracts themselves) in a cost-effective manner effective as of the Closing; provided that, Seller and its Affiliates will not be obligated to modify or violate any Seller Enterprise Contract terms and conditions applicable to Seller or its Affiliates, or to pay any fees or other costs charged by vendors for purchase, transfer or replacement of any Company Unit Licenses.  Upon the request of Buyer but subject to the proviso in the foregoing sentence, Seller shall, and shall cause its Affiliates, to (i) assign to the Company or its Subsidiaries the Company Unit Licenses that are assignable under the Seller Enterprise Contracts by their terms and (ii) use commercially reasonable efforts to assign to the Company or the Subsidiaries other Company Unit Licenses identified by Buyer.

(d)                       Without limiting Section 7.11(c), Buyer, the Company and its Subsidiaries shall use commercially reasonable efforts, at Buyer’s expense, to obtain replacement contract rights (or replacement software or capabilities) for the Company Unit Licenses for the period from and after, and contingent upon, the Closing, as soon as reasonably practicable.

(e)                        Prior to the Closing, Seller will, without limiting the Transition Services Agreement services, license to the Company on commercially reasonable terms (including on a royalty-free, fully paid-up basis, which license shall also include use by Affiliates of the Company), rights to the source code for Action.

Section 7.12.                          Obligations of the Company.  Prior to the Closing, Seller shall take all action necessary to cause the Company and its Subsidiaries to perform their respective obligations under this Agreement that are to be performed prior to the Closing.  From and after the Closing, Buyer shall take all action necessary to cause the Company and its Subsidiaries to perform their respective obligations under this Agreement that are to be performed from and after the Closing.

ARTICLE 8

TAX MATTERS

Section 8.01.                          Tax Covenants. (a) Except as required by a Final Determination, as contemplated by this Agreement (including the making of a Section 336(e) Election and a Section 338(h)(10) Election with respect to the transactions contemplated by this Agreement), or with the consent of the Seller, Buyer covenants that it will not cause or permit the Company or any of its Subsidiaries or any Affiliate of Buyer (i) to take any action on the Closing Date outside the ordinary course of business that could give rise to any Tax liability, or reduce any Tax Asset, of Seller or any of its Affiliates or give rise to any Tax Loss of Seller or any of its Affiliates under this Agreement or (ii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return that results in any increased Tax liability or reduction of any Tax Asset of Seller or any of its Affiliates in respect of any Pre-Closing Tax Period.

(b)

(i)             Buyer, Seller, and the Company agree (and shall cause their Affiliates) to make a timely election under Section 336(e) of the Code and the regulations thereunder and under any comparable statutes in any other jurisdiction with respect to the Company and each of its Subsidiaries that is treated as a corporation for U.S. federal income tax purposes, excluding any Subsidiary that converted to a disregarded entity in a Liquidation pursuant to Section 8.02(e) (each such Subsidiary for which such election is made, an “Applicable Subsidiary,” and each such election, a “Section 336(e) Election”), and to file each such election in accordance with applicable regulations.  Without limiting the foregoing: (A) as soon as reasonably practicable after the execution of this Agreement, but in any event prior to the due date for the Citi Group consolidated federal income tax return for the taxable year that includes the Closing Date, Buyer, Seller, the Company and each Applicable Subsidiary shall enter into a written, binding agreement to make the Section 336(e) Elections as described in Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(h)(4) (the “336(e) Agreement”), (B) Seller shall cause Citigroup Inc. to retain a copy of the 336(e) Agreement, in accordance with Treasury Regulation Section 1.336-2(h)(2)(ii); (C) Seller shall cause Citigroup Inc. to timely file with its U.S. federal consolidated Tax Return for the taxable year that includes the Closing Date an election statement for each Section 336(e) Election satisfying the requirements of Treasury Regulation Section 1.336-2(h)(2)(i), (h)(5) and (h)(6) (each, an “Election Statement”), a draft of which Citigroup Inc. shall provide to Buyer for its review and comment at least 30 days prior to such due date, (D) prior to the due date for the Citi Group U.S. consolidated federal income Tax Return for the taxable year that includes the Closing Date, Seller shall cause Citigroup Inc. to provide the Company and each Applicable Subsidiary with its respective Election Statement, in accordance with Treasury Regulation Section 1.336-2(h)(2), and (E) Buyer and Seller shall timely file or cause to be timely filed a IRS Form 8883 (or successor or comparable form with respect to elections under Section 336(e)) with respect to the Company and each Acquired Subsidiary that is consistent with the Price Allocation (as defined below).  As promptly as practicable (and in any event within ten Business Days) following the due date of the Citi Group consolidated U.S. federal income Tax Return for the taxable year that includes the Closing Date, Seller shall provide (or cause to be provided) to Buyer written confirmation or other evidence reasonably satisfactory to Buyer that the Election Statements have been attached to such Tax Return, in accordance with Treasury Regulation Section 1.336-2(h)(1)(iii).  The Section 336(e) Elections shall properly reflect the Price Allocation (as hereinafter defined).  Within 60 days after the Closing Date, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the ADADP and AGUB (as such terms are defined in Treasury Regulations Sections 1.336-3 and 1.336-4) of the assets of the Company and its Subsidiaries in accordance with the Treasury regulations promulgated under Section 336(e).  Seller shall have the right to review the Allocation Statement.  If within 45 days after receipt of the Allocation Statement Seller notifies Buyer in writing that it disagrees with one or more items on the Allocation Statement, Buyer and Seller will negotiate in good faith to resolve such dispute.  If Buyer and Seller fail to resolve such dispute within 30 days, an accounting firm of national standing mutually acceptable to Buyer and Seller (the “Tax Referee”) shall determine the appropriate allocation and revise the Allocation Statement accordingly.  If Seller does not respond within 45 days of its initial receipt of the Allocation Statement, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” and shall be binding on the parties hereto. Seller and Buyer agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return.  For the avoidance of doubt, nothing in this Section 8.01(b)(i) shall constitute an express or implied representation, warranty or guarantee by Buyer or Seller as to the qualification of the transactions contemplated by this Agreement as a “qualified stock disposition” (as defined in Treasury Regulation Section 1.336-1(b)(6)) for which a valid Section 336(e) Election may be made.

(ii)          Notwithstanding anything to the contrary in this Section 8.01, upon the reasonable request of either Buyer or Seller on or before the date that is 30 days prior to the due date for filing an IRS Form 8023 with respect to the purchase of Company Shares contemplated by this Agreement (assuming such purchase were to qualify for an election under Section 338(h)(10) of the Code (a “Section 338(h)(10) Election”)), Buyer and Seller shall (in addition to, and not in lieu of, the Section 336(e) Elections) make (and cause their Affiliates to cooperate in making) a timely Section 338(h)(10) Election with respect to the Company and each Applicable Subsidiary, and the filings described in Section 8.01(b)(i) and any other filings that may be required in order to make such elections shall be made, to the extent applicable, on a “protective” basis, with the provisions of Section 8.01(b)(i) applying mutatis mutandis.  For the avoidance of doubt, nothing in this Section 8.01(b)(ii) shall constitute an express or implied representation, warranty or guarantee by Buyer or Seller as to the qualification of the transactions contemplated by this Agreement as a “qualified stock purchase” (as defined in Section 338(d)(3)) for which a valid Section 338(h)(10) Election may be made.

(iii)       Except as specifically set forth in Section 8.06(a)(i) (insofar as it relates to the representations and warranties contained in Section 3.19(c)), Section 8.06(a)(ii) (insofar as it relates to breaches of the covenants contained in Section 8.01(b)(i) (after giving effect to the last sentence thereof), Section 8.01(b)(ii) (after giving effect to the last sentence thereof) and Section 8.02) and Section 8.06(b) (insofar as it relates to the representation and warranty contained in Section 4.06 and the covenants contained in Section 8.01(b)(i) (after giving effect to the last sentence thereof), Section 8.01(b)(ii) (after giving effect to the last sentence thereof) and Section 8.02), neither Buyer nor Seller shall be liable to the other, or any of their Affiliates (including in the case of the Buyer, from and after the Closing, the Company or any of its Subsidiaries) in the event that it is subsequently determined by a Taxing Authority that a Section 336(e) Election or a Section 338(h)(10) Election is not eligible to be made with respect to the transactions occurring pursuant to this Agreement.

(c)                        Seller shall prepare and file all Tax Returns attributable to a Pre-Closing Tax Period (other than any Tax Returns with respect to Tax periods beginning on or before the Closing Date and ending thereafter (“Straddle Period Returns”)) with respect to the Company and its Subsidiaries that are required to be filed by Applicable Law.  Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company and its Subsidiaries to the extent that the Company and its Subsidiaries have adopted a past practice with respect to the Tax matter in question.

(d)                       (i) Buyer shall prepare and file (or cause to be prepared and filed) any Tax Returns of the Company and its Subsidiaries not prepared by Seller under Section 8.01(c).

(ii)          No less than 45 days prior to the due date (taking into account any extensions) for a Straddle Period Return, Buyer shall provide Seller with a draft copy of such Straddle Period Return along with a statement describing in reasonable detail any liability of Seller pursuant to Section 8.06 or otherwise (the “Straddle Period Indemnification Statement”).  Seller shall, within 15 days after the receipt of such Straddle Period Return and Straddle Period Indemnification Statement, notify Buyer whether it disputes or otherwise disagrees with any item reported on such Straddle Period Return or Straddle Period Indemnification Statement and provide Buyer with its calculation of the disputed item (the “Dispute Notice”).  Buyer shall, no more than 15 days after receipt of the Dispute Notice, notify Seller whether it accepts the calculation set forth in the Dispute Notice.  If Buyer does not accept the calculation of the item set forth on the Dispute Notice, then the Tax Referee shall make a determination as to the disputed items, which determination shall be binding on the parties hereto.  As promptly as possible following such determination (but in any event before the due date (taking into account any extensions) for such Tax Return), Seller shall pay to Buyer the amount of Taxes for which Seller is liable under such determination.  The cost of such accounting firm’s review and determination shall be shared equally by the parties.

Section 8.02.                          5% Ownership Events.  (a) Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts not to take any action prior to the Closing that could reasonably be expected to result in the representation contained in Section 3.19(c) being untrue, as if such representation were delivered at and as of the Closing but taking into account constructive ownership by Citigroup Inc. and its Majority Entities within the meaning of Section 318 of the Code, as modified by Treasury Regulation Section 1.336-1(b)(12) (a “5% Ownership Event”).

(b)                       Without limiting the generality of Section 8.02(a), (i) Seller shall complete the procedures set forth on Section 1.01(a)-4 of the Seller Disclosure Schedule on the Procedure Retest Date and the Closing Date prior to Closing, (ii) Buyer shall provide notice to Seller from time to time but no later than the date that is thirty (30) days prior to the Closing Date of any amendments to Section 4.06 of the Buyer Disclosure Schedule occurring prior to such date, (iii) in the event that either party becomes aware of the occurrence of a 5% Ownership Event or any circumstance that could reasonably be expected to result in a 5% Ownership Event, Seller or Buyer, as the case may be, shall, or shall cause their respective Affiliates to, use commercially reasonable efforts to take such actions as are necessary to remedy or avoid such 5% Ownership Event, including, in the case of Seller, by using commercially reasonable efforts to dispose (or to cause the disposition) of the requisite number of interests in FIG or any Fortress Fund, such that, after giving effect to such disposition, the 5% Ownership Event ceases to exist.

(c)                        The covenants described in Sections 8.02(a) and 8.02(b) to use commercially reasonable efforts to remedy, avoid or cure a 5% Ownership Event, in the case of Seller, shall apply only to equity interests in FIG and the Fortress Funds (other than Excluded Fortress Funds) actually owned by Citigroup Inc. or any Majority Entity and shall apply as if each Fortress Feeder Fund were a Fortress Fund.

(d)                       Each of Seller and Buyer shall notify the other party as soon as reasonably practicable in the event that Seller or Buyer becomes aware of (x) the occurrence of (A) a 5% Ownership Event or (B) any event or set of facts that would cause the transactions contemplated by this Agreement to otherwise fail to qualify as a “qualified stock disposition” (as defined in Treasury Regulation Section 1.336-1(b)(6)) by reason of Seller and Buyer being “related” persons (within the meaning of Treasury Regulation Section 1.336-1(b)(5) and (12)) (a “Related Person Event”) or (y) any circumstance that could reasonably be expected to result in a 5% Ownership Event or a Related Person Event.  In addition, in the event that any covenant in Section 8.02(a) or 8.02(b) does not apply, Buyer and Seller shall nevertheless seek to cooperate in good faith to remedy or avoid the related 5% Ownership Event or Related Person Event.

(e)                        Seller shall use commercially reasonable efforts to cause the Company and each Subsidiary of the Company (other than the Excluded Subsidiaries) that is, as of the date of this Agreement, treated as a corporation for U.S. federal income tax purposes to become a disregarded entity for U.S. federal income tax purposes (for example, either by converting from a corporation to a limited liability company under applicable state law or by filing a valid election to be treated as a disregarded entity for U.S. federal income tax purposes) prior to the Closing Date (each, a “Liquidation” and collectively, the “Liquidations”).  Buyer shall use commercially reasonable efforts to assist Seller in effecting the

Liquidations.  Buyer and Seller intend, for U.S. federal (and corresponding state and local) income tax purposes, that any Liquidation effected prior to Closing be treated for U.S. federal income tax purposes as a liquidation of the Company and applicable Company Subsidiaries occurring prior to the purchase of the equity of the Company by Buyer on the Closing Date, and that such purchase be treated as a purchase of all of the assets of the Company and any Company Subsidiary that participates in the Liquidations, and Buyer and Seller shall not, and shall cause their Affiliates not to, take any position on any Tax Return inconsistent with such intent.  For the avoidance of doubt, in the event that the Liquidations are effected for one or more entities under this Section 8.02(e), the parties shall not make Section 336(e) Elections or Section 338(h)(10) Elections with respect to such entities but shall make such elections for any other entities for which such elections are required to be made by Section 8.01(b).

Section 8.03.                          Refunds.  (a) Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer or any Affiliate of Buyer (including the Company and its Subsidiaries) attributable to Taxes paid by Seller, its Affiliates or the Company and its Subsidiaries with respect to any Pre-Closing Tax Period.  Seller shall promptly pay or cause to be paid to Buyer all refunds of Taxes and interest thereon received by Seller or any Affiliate of Seller attributable to Taxes of the Company and its Subsidiaries with respect to any Post-Closing Tax Period.

(b)                       For purposes of this Section 8.03, Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign, or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

Section 8.04.                          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any New York or other real property transfer Tax and any similar Tax) shall be borne and paid by Buyer.  Seller shall file or cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.05.                          Cooperation on Tax Matters.  Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the making of the Section 336(e) Elections and Section 338(h)(10) Elections and the filing of any Tax Return, for the preparation of financial statements, for the review of any Straddle Period Indemnification Statement or any other claim for indemnification related to Taxes, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.  Buyer and Seller, and their affiliates, shall retain or cause to be retained all books and records pertinent to the Company and its Subsidiaries until the expiration of the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) and shall abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Buyer shall use commercially reasonable efforts to give Seller or Seller shall use commercially reasonable efforts to give Buyer, as applicable, reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters of the Company and its Subsidiaries prior to the Closing and, if the other party so requests, Buyer or Seller, as applicable, shall allow the other party to take possession of such books and records.  Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection. Notwithstanding any other provision of this Agreement, neither Buyer nor any of its affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Sellers (other than pro forma information relating only to the Company and its Subsidiaries).

Section 8.06.                          Tax Indemnification.  (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold them harmless from any Taxes and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding (and, with respect solely to breaches of the representations contained in Section 3.15(d), toll charges and other reasonable costs and expenses incurred with respect to the remediation of any Insurance Contract) arising out of, incident to, or as a result of: (i) without duplication of any of clauses (ii) through (v), the breach or inaccuracy of any of the representations and warranties contained in Section 3.19 or Section 3.15(d) (without giving effect to any limitation or qualification as to “materiality” set forth in any such representation or warranty); (ii) any breach of any covenant or agreement of the Seller contained in Section 5.01(k) or this Article 8; (iii) Taxes of or attributable to the Company or any Subsidiary for any Pre-Closing Tax Periods; (iv) Taxes imposed on the Company or any Subsidiary under Treasury Regulations Section 1.1502-6 (and any corresponding provisions of state, local or foreign Law) as a result of being a member of any consolidated, unitary, combined or similar group for any Pre-Closing Tax Period; and (v) any amount required to be paid by the Company or any Subsidiary under a Tax Sharing Agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, if such agreement or application of transferee or successor liability theory was entered into, or relates to any transaction occurring, on or prior to the Closing

Date (collectively, a “Tax Loss”); provided that Seller shall have no liability for the payment of any Tax Loss to the extent that there is included in the Closing Balance Sheet a specific liability or reserve relating to such Tax Loss or the Buyer or its Affiliate had otherwise been compensated for such Tax Loss pursuant to the Total Closing Payment adjustment under Section 2.05; and provided, further, that, with respect solely to indemnification by Seller for breach of Section 3.19(c) or Section 8.02, Seller’s maximum liability for all such breaches shall not exceed: (i) if all Liquidations occur prior to Closing, $70,000,000; or (ii) otherwise, $90,000,000.

(b)                       Buyer and, effective at and after the Closing, each of the Company and its Subsidiaries, shall indemnify Seller and its Affiliates for any Taxes and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding actually suffered by Seller or any of its Affiliates arising out of (i) any breach of covenant or agreement made or to be performed by Buyer or, after the Closing, the Company pursuant to this Article 8 or (ii) any breach or inaccuracy of the representation and warranty contained in Section 4.06; provided, further, that, with respect solely to indemnification by Buyer for breach of Section 4.06 or Section 8.02, Buyer’s maximum liability for all such breaches shall not exceed: (i) if all Liquidations occur prior to Closing, $70,000,000; or (ii) otherwise, $90,000,000.

(c)                        For purposes of this Article 8, in the case of any Taxes that are imposed with respect to a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or any gross receipts, sales or use Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Company or its relevant Subsidiary.

(d)                       If any claim or demand for Taxes that could reasonably be expected to give rise to a Tax Loss for which Seller would liable under this Agreement is asserted by any Taxing Authority, Buyer or the Company and its Subsidiaries shall notify Seller of such claim or demand promptly but not later than the time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request.  Seller may, at its own expense, participate in and, upon notice to Buyer or the Company and its Subsidiaries, as applicable, assume the defense of any such claim, suit, action, litigation or proceeding (including any

Tax audit) (each, a “Tax Contest”); provided, however, that as a condition to the Seller’s exercise of its right to assume the defense of any such Tax Contest, the Seller shall acknowledge in writing that it will be liable for any Taxes or other Damages resulting from the resolution of such Tax Contest. If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense (including the right to settle such claim, suit, action, litigation or proceeding except that, if such settlement will have an adverse effect that is material on Buyer or the Company and its Subsidiaries, Seller shall only settle such matter with Buyer’s prior written consent, which consent shall not be unreasonably withheld).  Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  The failure of Buyer, the Company or any Subsidiary to comply with the provisions of this Section 8.06(d) shall not relieve Seller of its indemnification obligations pursuant to this Article 8, except to the extent that Seller is prejudiced thereby.

(e)                        Any dispute as to any matter covered in this Section 8.06 shall be resolved by the Tax Referee.  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  If any dispute with respect to a Tax Return is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

Section 8.07.                          Tax Sharing Agreements. The Citigroup Tax Sharing Agreement, dated as of January 1, 2013, to which the Company and its Subsidiaries are parties (the “Citigroup Tax Sharing Agreement”), shall be terminated with respect to the Company and its Subsidiaries as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year), and no additional payments shall be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.

Section 8.08.                          Purchase Price Adjustment.  Any amount paid by a Seller or Buyer under Section 2.05, this Article 8 or Article 11 shall be treated as an adjustment to the Purchase Price, unless otherwise required by any Taxing Authority or Applicable Law.

Section 8.09.                          Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, including Article 11, (i) the representations and warranties set forth in Sections 3.19 and 3.15(d) shall survive the Closing until the expiration of the applicable statute of limitations; (ii) the representation and warranty set forth in Section 4.06 shall survive the Closing until the expiration of the applicable statute of limitations; (iii) any obligations and claims of the parties under this Article 8 shall continue until the expiration of the statute of limitations to which the Tax matter giving rise to such obligation or claim relates under

Applicable Law, and (iv) the indemnification provided for in this Article 8 shall be the sole remedy for any claim in respect of Taxes for which an indemnity is provided under this Article 8 (including the representations with respect to Taxes set forth in Section 3.19, Section 3.15(d) and Section 4.06), and the provisions of Article 11 shall not apply to such claims, except where otherwise expressly indicated.

ARTICLE 9

EMPLOYEE MATTERS

Section 9.01.                          Maintenance of Compensation and Benefits; Severance; Bonus.  (a) For the duration of the period commencing on the Closing Date and ending, in the case of clauses (i) and (ii) below, on the second anniversary of the Closing Date, or in the case of clause (iii) below, on the first anniversary of the Closing Date, or such longer period as may be required by Applicable Law, Buyer shall, or shall cause the Company and its Subsidiaries to, provide to each Company Employee (i) a base wage rate or salary that in each case is at least as favorable as that provided to each such employee immediately prior to the Closing Date, (ii) variable incentive compensation opportunities and annual bonus opportunities that in each case are materially consistent with those provided to similarly situated and similarly performing employees of Buyer and its Subsidiaries and (iii) employee benefit plans, programs, policies and arrangements (other than defined benefit pension or post-retirement health plans, programs, policies or arrangements) that, combined with any cash paid in lieu of benefits, in the aggregate are no less favorable than those provided to each such employee immediately prior to the Closing Date.  In addition, unless agreed upon by such Company Employee, Buyer shall not, and shall cause the Company and each of its Subsidiaries not to, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, increase the commute, as in effect immediately prior to the Closing Date, of any Company Employee by 30 or more miles one way.

(b)                       Effective as of the Closing, Seller shall cause each Company Employee to cease participating in any Seller Plan other than a Company Plan, and shall cause the Company and its Subsidiaries to cease to be participating employers in any Seller Plan other than a Company Plan.  Seller shall retain all liabilities under any Seller Plan other than a Company Plan (including any Seller Plan that is a defined benefit pension or post-retirement health plan), other than any such liabilities to the extent that (x) there is included in the Closing Balance Sheet a specific liability or reserve relating to such liability or (y) Buyer has otherwise been compensated for such liability pursuant to the Total Closing Payment adjustment under Section 2.05.

(c)                        Buyer shall, or shall cause the Company and its Subsidiaries to, provide to any Company Employee whose employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date under circumstances that would have triggered severance benefits under the relevant Seller Plan had such termination occurred immediately prior to the Closing Date severance benefits that are no less favorable than the severance benefits provided under such applicable Seller Plan immediately prior to the Closing Date to similarly situated employees (subject to the terms of any such Seller Plans, including any requirement to execute a release of claims in favor of Buyer and its Affiliates).

(d)                       Buyer shall, or shall cause the Company and its Subsidiaries to, be responsible for all variable compensation or bonus earned by or payable to each Company Employee in respect of the variable compensation or bonus year in which the Closing occurs.

(e)                        Immediately prior to the Closing, Seller shall cause each Company Employee to become fully vested under each tax-qualified Seller Plan.  Following the Closing, each Company Employee shall continue to vest in their outstanding awards or accrued benefit under each equity compensation and deferred compensation plan, as applicable, maintained by Seller, in accordance with the terms thereof.  Such amounts shall be paid in accordance with the terms of such plans and Applicable Law.

Section 9.02.                          Transfer of Certain Employees.  Seller shall use reasonable best efforts to cause to be transferred to the Company or any of its Subsidiaries not later than the date immediately preceding the Closing Date substantially all employees of Seller or any of its Affiliates (x) who are primarily dedicated to providing services to or for the benefit of the Company or any of its Subsidiaries, or (y) who have been otherwise agreed to by Buyer and Seller, in each case who remain employed by Seller or any of its Affiliates as of such transfer date, and except as would not be material, are identified on Section 9.02(x) and Section 9.02(y), respectively, of the Seller Disclosure Schedule.  Prior to the Closing, Seller may amend Section 9.02(y) of the Seller Disclosure Schedule in good faith as may be necessary to achieve the intended allocation of employees, subject to Buyer’s reasonable prior consultation; provided that if such amendment would cause the aggregate number of employees listed on Section 9.02(y) of the Seller Disclosure Schedule to exceed 200 full time equivalent employees, such amendment will be subject to Buyer’s consent, such consent not to be unreasonably conditioned, delayed or withheld. For the avoidance of doubt, to the extent that any employee covered by clause (x) or (y) above is not reasonably able to be transferred to the Company or any of its Subsidiaries prior to the Closing Date, Seller shall use good faith reasonable efforts to provide the services of such individual to the Company pursuant to the terms and conditions of the Transition Services Agreement.

Section 9.03.                          Credit for Past Service.  Effective as of the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, cause each Benefit Plan maintained or contributed to by the Company or any of its Subsidiaries in which any Company Employee on or after the Closing is or becomes eligible to participate to treat the prior service of each such employee with any of Seller, the Company and its Subsidiaries or their respective Affiliates as service rendered to the Company and its Subsidiaries or Buyer for all purposes (including vesting, eligibility, level of benefit (including for purposes of severance and vacation/paid time off benefits) and benefit accrual purposes, but other than for purposes of benefit accrual under any defined benefit plan or vesting under any equity compensation plan), to the extent that such prior service was recognized under the applicable Seller Plan immediately prior to the Closing Date and to the extent that such service crediting does not violate any Applicable Law or result in duplication of benefits for the same period of service.

Section 9.04.                          Welfare Plans.  (a) Buyer shall, or shall cause the Company and its Subsidiaries to, (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Buyer or any Affiliate of Buyer, including the Company and its Subsidiaries, to the extent such employee and his or her eligible dependents are covered under a health and welfare benefit plan of Sellers or any of its Affiliates immediately prior to the Closing Date and (ii) credit each such employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of Seller or any of its Affiliates prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan of Buyer or any Affiliate of Buyer, including the Company and its Subsidiaries, for such year.

(b)                       Effective from and after the Closing Date, with respect to any claims for hospital, medical, dental or other health, disability, life insurance or accidental death or dismemberment benefits, expenses or other reimbursement provided to or in respect of any Company Employee (or his or her eligible dependents), (i) Seller shall remain responsible and liable for any such claims incurred by such Company Employee prior to the Closing Date and (ii) Buyer or its Affiliates shall assume responsibility for any such claims incurred by such Company Employee on or after the Closing Date.  For purposes of the foregoing, claims for hospital, medical, dental or other health or disability benefits shall be considered incurred when the services are rendered or supplies are provided, and not when the condition arose or the applicable claim was submitted, and claims for life insurance or accidental death or dismemberment benefits shall be considered incurred on the date of death or dismemberment.

(c)                        As applicable, during the period beginning on the Closing Date and ending on the last day of the calendar year in which the Closing Date occurs, Buyer shall or shall cause its Affiliates, as the case may be, to (i) maintain health care, limited purpose healthcare spending and dependent care flexible spending accounts established under Section 125 of the Code (the “Buyer FSA”), (ii) permit Company Employees to participate in the Buyer FSA to the extent coverage under such Buyer FSA replaces coverage under a comparable Seller Plan or other benefit plan of Seller or its Affiliates in which such Company Employee participated immediately before the Closing Date (the “Seller FSA”), (iii) credit Company Employees under the Buyer FSA immediately following the Closing Date with amounts available for reimbursement equal to such amounts as were credited under the Seller FSA with respect to such person immediately prior to the Closing Date and (iv) give effect under the Buyer FSA to any elections made by such Company Employees with respect to the Seller FSA for the year in which the Closing Date occurs.  As soon as reasonably practicable following the Closing Date, if the net difference between (x) the aggregate employee contributions under the Seller FSA as of the Closing Date made during the year of the Closing Date and (y) the aggregate employee reimbursements under the Seller FSA as of the Closing Date made during the year of the Closing Date, in each case with respect to the Company Employees (the “Assumed FSA Balance”) is (1) a positive number, then Seller shall transfer to Buyer an amount, in cash, equal to the Assumed FSA Balance or (2) a negative number, then Buyer shall transfer to Seller an amount, in cash, equal to the positive value of the Assumed FSA Balance.  The parties hereto agree to make reasonable, good faith efforts to implement the provisions of this Section 9.04(c) to take into account the complexity of transferring flexible spending accounts.

(d)                       Effective not later than the Closing Date, Buyer shall, or shall cause its applicable Affiliates to, maintain a transportation reimbursement plan comparable to the Citigroup Transportation Reimbursement Incentive Plan (the “TRIP”).  The parties shall cooperate in good faith to transfer, as of the Closing Date, each Company Employee’s account balance under the TRIP (including any assets relating thereto), to such comparable employee benefit plan of Buyer, and Buyer shall or shall cause its Affiliates, as the case may be, to honor each unreimbursed claim incurred by each Company Employee on the same basis as is applicable to claims incurred by participants in the TRIP.

(e)                        Buyer shall, or shall cause the Company and its Subsidiaries to, recognize, honor or otherwise credit all unused vacation/paid time off earned by or otherwise accrued in respect of, each Company Employee as of the Closing Date.

Section 9.05.                          WARN and/or Labour Department Notifications.  In the event that Buyer determines to terminate, or determines to cause the Company or any of its Subsidiaries to terminate, any Company Employee during the 90-day period following the Closing Date, Buyer and Seller agree to, and Buyer agrees to cause the Company and its Subsidiaries to, cooperate and exchange such data and information as is reasonably necessary to determine whether such termination would reasonably be expected to result in liability to Buyer or Seller under WARN, any state displaced worker notification statutes or any Canadian federal or provincial department of labour reporting requirement.  Buyer agrees to, and to cause the Company and its Subsidiaries to, indemnify and hold Seller and its Affiliates harmless from and against any and all Damages arising out of or otherwise in respect of any suit or claim of violation brought against Seller or any of its Affiliates under WARN, any state displaced worker notification statute and any Canadian provincial or federal labour reporting legislation for any actions taken by Buyer or the Company or any of its Subsidiaries after the Closing Date with respect to any facility, site or operating unit of the Company Employees.

Section 9.06.                          Workers’ Compensation.  Seller shall remain responsible for any workers’ compensation claims incurred by a Company Employee prior to the Closing Date and Buyer shall assume responsibility for any such claims incurred by a Company Employee on or after the Closing Date. For purposes of the foregoing, a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs.

Section 9.07.                          COBRA.  As applicable, Buyer shall be responsible for providing continuation coverage under COBRA for any Company Employee (and such Company Employee’s qualified beneficiaries) whose qualifying event occurs on or after the Closing Date.

Section 9.08.                          Defined Contribution Plans.  As applicable, in the event that a Company Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code or applicable law to roll over his or her account balance in the Citigroup 401(k) Plan or in the Registered Retirement Savings Plan for Canadian employees to a tax-qualified defined contribution plan sponsored by Buyer or one of its Affiliates, Buyer agrees to cause such tax-qualified defined contribution plan to accept such rollover.

Section 9.09.                          Third Party Beneficiaries.  (a) As permitted under Applicable Law, without limiting the generality of Section 13.08, the provisions of this Article 9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Company

Employee or other current or former employee of Seller or any of its Affiliates or the Company and its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Article 9) under or by reason of any provision of this Agreement.

(b)                       Nothing in this Article 9 shall amend, or be deemed to amend (or prevent the amendment or termination of) any Benefit Plan or any compensation or benefit plan of Sellers, the Company and its Subsidiaries or Buyer or any of their respective Affiliates.

(c)                        Except to the extent required by Applicable Law, none of Buyer or the Company and its Subsidiaries shall have any obligation to continue to employ or retain the services of any Company Employee for any period of time following the Closing and, except as specifically provided in and subject to this Article 9, Buyer and the Company and its Subsidiaries shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in their discretion.

Section 9.10.                          Cooperation.  Each of Buyer, the Company and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 9 be effected in an orderly manner and agree to devote their respective best efforts and to cooperate fully in complying with the provisions of this Article 9.  Without limiting the generality of the foregoing, each of the parties agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purposes of this Article 9 and to facilitate the transactions referred to in this Article 9.  In addition, each of Buyer, the Company and Seller agree to cooperate as necessary to ensure coordination of FICA in respect of the Company Employees so as to avoid a FICA restart for such employees or, as applicable, to avoid any tax restart for employees in Canada.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01.                   Conditions to Obligations of Buyer and Seller.  The obligations of Buyer, Seller and the Company to consummate the Closing are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by such party of the following conditions:

(a)                       any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(b)                       no order, decree or judgment of any Governmental Authority having competent jurisdiction shall prohibit the consummation of the Closing; and

(c)                        subject to Section 7.09, all consents, authorizations or approvals of state regulatory authorities governing consumer lending and insurance in the various states in which the Company or any of its Subsidiaries operates that are required in connection with the transactions contemplated by this Agreement shall have been received (the “State Regulatory Approvals Condition”).

Section 10.02.                   Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by such party of the following further conditions:

(a)                       (i) Seller shall have performed in all material respects all of its material obligations hereunder (other than the obligations set forth in Section 8.02) required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of Seller contained in this Agreement (other than Seller’s Fundamental Representations and the representation and warranty set forth in Section 3.19(c)) shall be true (disregarding for these purposes any qualification or exception for, or reference to, materiality or Material Adverse Effect set forth therein except Section 3.09(a) and Section 3.11(a)) at and as of the Closing Date, as if made at and as of such date (except for any representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Fundamental Representations of Seller contained in this Agreement shall be true in all material respects (disregarding for these purposes any qualification or exception for, or reference to, materiality or Material Adverse Effect set forth therein) at and as of the Closing Date, as if made at and as of such date (except for any representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date); and (iv) Buyer shall have received a certificate signed by an authorized officer of Seller to the foregoing effect.

Section 10.03.                   Conditions to Obligations of Seller and the Company.  The obligations of Seller and the Company to consummate the Closing are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by such party of the following further conditions:

(a)                       (i) Buyer shall have performed in all material respects all of its material obligations hereunder (other than the obligations set forth in Section 8.02) required to be performed by it on or prior to the Closing

Date; (ii) the representations and warranties of Buyer contained in this Agreement (other than Buyer’s Fundamental Representations and the representation and warranty set forth in section 4.06) shall be true (disregarding for these purposes any qualification or exception for, or reference to, materiality set forth therein) at and as of the Closing Date, as if made at and as of such date (except for any representations and warranties that are made as of a specific date, which representations and warranties shall be true in all respects at and as of such specific date), with only such exceptions as would not and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Buyer or any of its Affiliates to perform its obligations under this Agreement or any Transaction Agreement to which it is or is specified to be a party or to consummate the transactions contemplated hereby or thereby; (iii) the Fundamental Representations of Buyer contained in this Agreement shall be true in all material respects (disregarding for these purposes any qualification or exception for, or reference to, materiality set forth therein) at and as of the Closing Date, as if made at and as of such date (except for any representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date); and (iv) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

Section 10.04.                   Frustration of Closing Conditions.  None of Buyer, Seller or the Company may rely on the failure of any condition set forth in Sections 10.01, 10.02 or 10.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.01.                   Survival.  Except as provided in Section 8.09, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the 12-month anniversary of the Closing Date; provided that (x) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.04(i), Section 3.05, Section 3.06, Section 3.23, Section 4.01, Section 4.02, Section 4.04(i), Section 4.09 and Section 4.10 (each, a “Fundamental Representation”) shall survive indefinitely or until the latest date permitted by law and (y) Section 8.09 shall govern the survival of the representations and warranties set forth in Section 3.15(d), Section 3.19 and Section 4.06.  The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, except that any claims for breach of covenants and agreements that call for performance prior to the Closing shall survive the Closing, and notice of the breach thereof may be given, until the 12-month anniversary of the Closing Date.

Section 11.02.                   Indemnification.  (a) Subject to Section 8.09, effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of:

(i)             any inaccuracy or breach of any representation or warranty made by Seller pursuant to this Agreement, as of the Closing Date as if made at such date (disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect set forth therein except in Section 3.09(a) and Sections 3.11(a), and disregarding for these purposes any qualification or exception as to “knowledge” in Section 3.14(a)) (each such inaccuracy or breach of a representation or warranty, other than an inaccuracy or breach of a Fundamental Representation, a “Seller Breach”); provided that with respect to indemnification by Seller for Seller Breaches pursuant to this clause (i), (A) Seller shall not be liable for any Seller Breach unless the Damages with respect to such Seller Breach and any other Seller Breach arising from substantially similar occurrences, events or sets of facts exceed $250,000 (the “De Minimis Amount”), (B) Seller shall not be liable in respect of any Seller Breaches exceeding the De Minimis Amount unless the aggregate amount of Damages with respect to such Seller Breaches exceeds $50,000,000 and then only to the extent of such excess and (C) Seller’s maximum liability for all such Seller Breaches, together with Seller’s liability for any consequential Damages or Damages for lost profits as contemplated by Section 11.05(b), shall not exceed the single cap of $250,000,000; or

(ii)          any breach of covenant or agreement made or to be performed by Seller or, prior to the Closing, the Company pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8);

provided that Seller’s maximum liability to Buyer and its Affiliates with respect to all claims for indemnification under this Section 11.02(a) shall not exceed the Total Closing Payment.

(b)                       Subject to Section 8.09, effective at and after the Closing, each of Buyer and the Company hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of:

(i)             any inaccuracy or breach of any representation or warranty made by Buyer pursuant to this Agreement, as of the Closing Date as if made at such date (disregarding for these purposes any qualification or exception for materiality set forth therein) (each such inaccuracy or breach of a representation or warranty, other than an inaccuracy or breach of a Fundamental Representation, a “Buyer Breach”); provided that with respect to indemnification by Buyer for Buyer Breaches pursuant to this clause (i), (A) Buyer shall not be liable for any Buyer Breach unless the Damages with respect to such Buyer Breach and any other Buyer Breaches arising from substantially similar occurrences, events or sets of facts exceed the De Minimis Amount, (B) Buyer shall not be liable in respect of any Buyer Breaches exceeding the De Minimis Amount unless the aggregate amount of Damages with respect to such Buyer Breaches exceeds $50,000,000 and then only to the extent of such excess and (C) Buyer’s maximum liability for all such Buyer Breaches shall not exceed $250,000,000;

(ii)          any breach of covenant or agreement made or to be performed by Buyer or, after the Closing, the Company pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8);

(iii)       the ongoing business of the Company and its Subsidiaries of originating, underwriting and servicing personal loans through a branch network (which, for the avoidance of doubt, does not include the CitiFinancial Servicing business of Seller and its Affiliates consisting in part of assets that were originated or previously owned by the Company and its Subsidiaries) and the business referred to as “Citi Assurance Services”, whether arising before, on or after the Closing Date, except to the extent that Buyer is indemnified therefor pursuant to Section 11.02(a) (disregarding, for this purpose, the limitations on such indemnification provided in Section 11.02(a)(i)); or

(iv)      any Seller Guarantee.

(c)                        For the avoidance of doubt, the indemnification obligations of Seller set forth in Section 7.09(f) shall not be subject to the indemnification limits set forth in Section 11.02(a) and the indemnification obligations of Buyer set forth in Section 7.02(c) shall not be subject to the indemnification limits set forth in Section 11.02(b)(i).

Section 11.03.                   Third Party Claim Procedures.  (a) The party seeking indemnification under Section 11.02, 7.02(c) or 7.09(f) (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)                       The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.03(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)                        If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)                       Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04.                   Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 11.02 or Section 7.02(c) against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

Following receipt of such notice, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.06.

Section 11.05.                   Calculation of Damages.  (a) The amount of any Damages payable under Section 11.02, 7.02(c) or 7.09(f) by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any out-of-pocket expenses incurred by such Indemnified Party in collecting such amount), and (ii) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)                       The Indemnifying Party shall not be liable under Section 11.02, Section 7.02(c) or 7.09(f) for any (i) Damages relating to any matter to the extent that (A) there is included in the Closing Balance Sheet a specific liability or reserve relating to such Damages or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Total Closing Payment adjustment under Section 2.05; (ii) consequential or punitive Damages, unless awarded to a third party, or (iii) Damages for lost profits; provided that the limitations in the foregoing clauses (ii) and (iii) shall not apply to consequential Damages and Damages for lost profits to the extent arising from a breach of representation, warranty, covenant or agreement that gives rise to reasonably foreseeable lost revenue or profit from the inability to operate existing Company branches as they operate immediately prior to the Closing; provided, further, that Seller’s maximum liability for any such consequential Damages and Damages for lost profits, together with Seller’s liability for all Seller Breaches pursuant to Section 11.02(a)(i), shall not exceed the single cap of $250,000,000.

(c)                        Each Indemnified Party must use its commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(d)                       Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.06.                   Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 11.07.                   Exclusivity.  Except as specifically set forth in this Agreement (including Article 8) or any other Transaction Agreement, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), waives any rights and claims that any of the foregoing may have against Seller, any of its Affiliates or any of their respective Representatives whether in law or in equity, relating to the Company or any of its Subsidiaries or the Shares or the transactions contemplated by any Transaction Agreement.  The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Sections 7.02(c), 7.09(f), 11.02 and 13.12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.05 and Article 8) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 12

TERMINATION

Section 12.01.                   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                       by mutual written agreement of Seller and Buyer;

(b)                       subject to Section 7.01(e), by either Seller or Buyer if the Closing shall not have been consummated on or before March 2, 2016; provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided, however, that if on such date any of the conditions set forth in Section 10.01(a) or Section 10.01(c) have not been satisfied, such date may be extended by Seller or Buyer, by written notice to the other, to a date not beyond June 2, 2016; or

(c)                        by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c) shall give notice of such termination to the other party.

Section 12.02.                   Effect of Termination.  (a) If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of Sections 7.02(c), 13.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

(b)                       In the event that this Agreement is terminated by Buyer or Seller pursuant to (i) Section 12.01(c) with respect to Regulatory Laws or (ii) Section 12.01(b) and, in the case of this clause (ii), as of the Termination Date, (A) one or more of the conditions set forth in Section 10.01(a) or Section 10.01(b) has not been satisfied (including as a result of Buyer not agreeing to take or not taking any Antitrust Action in excess of the Detriment Limit, but only, in the case of 10.01(b), if the failure to meet such condition is a result of any Regulatory Law) and (B) all of the other conditions set forth in Section 10.01 and Section 10.02 have been satisfied or deemed satisfied pursuant to Section 7.09 (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination); provided that for purposes of determining whether the conditions set forth in Sections 10.02(a)(ii) and 10.02(a)(iii) have been satisfied the definition of “Material Adverse Effect” shall be interpreted without taking into account any effect resulting from any Regulatory Law applicable to the transactions contemplated hereby or prohibition under or in respect of any Regulatory Law applicable to the transactions contemplated hereby;

then, in any such event under clause (i) or (ii) of this Section 12.02(b), Buyer shall pay to Seller a termination fee of $212,500,000 in cash (the “Termination Fee”), it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

(c)                                  Any payment required to be made pursuant to Section 12.02(b) shall be made to Seller promptly following termination of this Agreement pursuant to Section 12.01(b) or Section 12.01(c) (and in any event not later than three (3) Business Days after delivery to Buyer of notice of demand for payment) and shall be made to Seller concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by Buyer pursuant to Section 12.01(b) or Section 12.01(c); and, in each case, such payment shall be made by wire transfer of immediately available funds to the account details of Seller provided in writing by Seller to Buyer for such purposes.

(d)                                 In the event that Buyer shall fail to pay the Termination Fee required pursuant to this Section 12.02 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period.  In addition, if Buyer shall fail to pay such fee when due, Buyer shall also pay to Seller all of Seller’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee.

(e)                                  Buyer and Seller acknowledge that the Termination Fee and the other provisions of this Section 12.02 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Seller would not enter into this Agreement.  Buyer and Seller acknowledge that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where Buyer has not committed a willful and material breach of Section 7.01 and payment of the Termination Fee is required hereunder, upon such payment, the payment of the Termination Fee in accordance with this Section 12.02, shall be the exclusive remedy of Seller for (i) any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby.  Except as otherwise provided in the previous sentence, upon payment of the Termination Fee in accordance with this Section 12.02, none of Buyer or any of its stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 13

MISCELLANEOUS

Section 13.01.                   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer (or, after the Closing, the Company), to:

Springleaf Holdings, Inc.
601 N.W. Second Street
Evansville, Indiana 47708
Attention: John C. Anderson
Facsimile No.: (812) 468-5396

with a copies to:

Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, New York 10105
Attention: Cameron MacDougall
Facsimile No.: (212) 798-6075

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attention: Joseph A. Coco
                 Thomas W. Greenberg
                 David C. Ingles
Facsimile No.: (212) 735-2000

if to Seller (or, prior to the Closing, the Company), to:

CitiFinancial Credit Company
c/o Citigroup Inc.
399 Park Avenue
New York, NY10022
Attention: Francesco Vanni d’Archirafi
Facsimile No.: (212) 793-9133

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Louis Goldberg
Facsimile No.: (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.                   Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 11.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.                   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.                   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may assign its rights hereunder to any of its Subsidiaries or make a collateral assignment of its rights hereunder to any lender of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder.

Section 13.05.                   Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of laws rules of such state.

Section 13.06.                   Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.                   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.                   Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 13.09.                   Entire Agreement.  This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11.                   Disclosure Schedules.  Seller and the Company have set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Seller Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (a) the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller and the Company of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller or the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 13.12.                   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  If, prior to the Termination Date, either party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the other party, the Termination Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the court presiding over such action.

[Signature Page Follows]

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPRINGLEAF HOLDINGS, INC.

By:	/s/ Jay N. Levine
	Name:	Jay N. Levine
	Title:	President and CEO

CITIFINANCIAL CREDIT COMPANY

By:	/s/ Francesco Vanni d’Archirafi
	Name:	Francesco Vanni d’Archirafi
	Title:	Director

[Signature Page to Stock Purchase Agreement]